                                                                   EXHIBIT 10.47


      CREDIT AGREEMENT, dated as of February 12, 1998, among GLOBAL DECISIONS GROUP LLC, a Delaware limited liability company (the "Parent"), McCARTHY, CRISANTI & MAFFEI, INC., a New York corporation (the "Borrower"), the several banks and other financial institutions from time to time parties to this Agreement (collectively, the "Lenders"; individually, a "Lender"), BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as documentation agent for the Lenders hereunder (in such capacity, the "Documentation Agent"), and THE CHASE MANHATTAN BANK ("Chase"), a New York banking corporation, as administrative and collateral agent for the Lenders hereunder (in such capacity, the "Administrative Agent"; together with the Documentation Agent, the "Agents").

                              W I T N E S S E T H:

      WHEREAS, the Parent is a recently formed Delaware limited liability company organized by the Borrower and MCM Group, Inc., a Delaware corporation and the parent of the Borrower ("MGI"); and

      WHEREAS, MGI has approved the combination of MGI and Cambridge Energy Research Associates, Inc., a Massachusetts corporation ("CERA"), under the Parent and related transactions provided for in the Merger Agreement (as hereinafter defined) (the "Transactions"); and

      WHEREAS, the Borrower intends to lend up to $26,400,000 to CERA (as amended, supplemented or modified from time to time, the "CERA Intercompany Term Loan"), and CERA will apply a portion of such funds, together with CERA's available cash, to the extent necessary, to make a distribution to the stockholders of CERA in an amount equal to approximately $21,510,000 and will apply the remainder of such funds and available cash to purchase a portion of The Goldman Sachs Group, L.P.'s limited partnership interest in Cambridge Energy Research Associates Limited Partnership for a purchase price of $2,390,000; and

      WHEREAS, in order to (i) finance the CERA Intercompany Term Loan, (ii) pay certain fees, taxes and expenses related to the Transactions, (iii) finance future acquisitions of businesses principally engaged in providing consulting services or providing information or analytic services (including the distribution of information through any medium) and (iv) finance the working capital and other business requirements of the Parent, the Borrower, CERA and their respective subsidiaries, the Borrower has requested that the Lenders make the loans and issue and participate in the letters of credit provided for herein; and

      WHEREAS, all the obligations of the Borrower hereunder shall be secured and guaranteed by, among other things, (i) a perfected first lien on and security interest in the collateral described in the Security Documents (as hereinafter defined), (ii) a pledge of all the issued and outstanding capital stock of the Borrower's direct or indirect domestic subsidiaries, whether now existing or subsequently organized or acquired, and a pledge of 65% of the issued and outstanding capital stock of each of the direct foreign subsidiaries of the Borrower, whether now existing or subsequently organized or acquired, and
(iii) unconditional guarantees by each of the Parent, MGI and such direct or indirect domestic subsidiaries of the Borrower; and

      WHEREAS, such guarantees by the Parent and MGI shall be secured by a pledge of all of the issued and outstanding capital stock of the Parent's and MGI's direct subsidiaries (including CERA, MGI and the Borrower);

      NOW, THEREFORE, in consideration of the premises and the mutual agreements
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contained herein, the parties hereto agree as follows:

                             SECTION 1. DEFINITIONS

      1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

      "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof:
"Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chase in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business
Day) by the Board of Governors of the Federal Reserve System (the "Board") through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

      "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

      "Acceleration":  as defined in Section 9(e).

      "Adjustment Date": each date on or after March 31, 1999 that is the second Business Day following receipt by the Administrative Agent of both (i) the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable, for the most recently completed fiscal period and (ii) the related compliance certificate required to be delivered pursuant to subsection 7.2(b) with respect to such fiscal period.

      "Administrative Agent":  as defined in the preamble hereto.
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      "Affected Eurodollar Loans":  as defined in subsection 4.9.

      "Affected Eurodollar Rate":  as defined in subsection 4.7.

      "Affiliate": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

      "Agents": as defined in the preamble hereto.

      "Aggregate Outstanding Revolving Credit": as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Revolving Credit Lender then outstanding and (b) such Revolving Credit Lender's Revolving Credit Commitment Percentage of the L/C Obligations then outstanding and (c) such Revolving Credit Lender's Revolving Credit Commitment Percentage of the Swing Line Loans then outstanding.

      "Agreement": this Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

      "Applicable Margin": during the period from the Effective Date until the end of the first fiscal quarter (the "First Adjustment Quarter") on or after the first anniversary thereof, the Applicable Margin shall be equal to (i) 0.25% per annum with respect to Swing Line Loans, Revolving Credit Loans, Term Loans and Delayed Draw Term Loans which are ABR Loans and (ii) 1.25% per annum with respect to Revolving Credit Loans, Term Loans and Delayed Draw Term Loans which are Eurodollar Loans. The Applicable Margin for Swing Line Loans, Revolving Credit Loans, Term Loans and Delayed Draw Term Loans will be adjusted on each Adjustment Date to the applicable rate per annum set forth under the heading "ABR Applicable Margin" or "Eurodollar Applicable Margin" on Schedule II which corresponds to the achievement of certain performance criteria determined from the financial statements and compliance certificate relating to the end of the fiscal quarter immediately preceding such Adjustment Date; provided that in the event that the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable, and the related compliance certificate required to be delivered pursuant to subsection 7.2(b), are not delivered when due, then

            (a) if such financial statements and compliance certificate are delivered after the date such financial statements and compliance certificate were required to be delivered (without giving effect to any applicable cure period) and the Applicable Margin increases from that previously in effect as a result of the delivery of such financial statements, then the Applicable Margin in respect of the Swing Line Loans, Revolving Credit Loans, Term Loans and Delayed Draw Term Loans during the period from the date upon which such financial statements were required to be delivered (without giving effect to any applicable cure period) until the date upon which they actually are delivered shall, except as otherwise provided in clause (c) below, be the Applicable Margin as so increased;

            (b) if such financial statements and compliance certificate are delivered after the date such financial statements and compliance certificate were required to be delivered and the Applicable Margin decreases from that previously in effect as a result of the delivery of such financial statements, then such decrease in the Applicable Margin shall not become applicable until the date upon which the financial statements and certificate actually are delivered; and

            (c) if such financial statements and compliance certificate are not delivered prior to the expiration of the applicable cure period, then, effective upon such expiration, for the period from the date upon which such financial statements and compliance certificate were required to be delivered (after the expiration of the applicable cure period) until two Business Days following the date upon which they actually are delivered, the Applicable Margin in respect of the Loans shall be (i) .50% per annum with respect to Swing Line Loans, Revolving Credit Loans, Term Loans and Delayed Draw Term Loans which are ABR Loans and (ii) 1.50% per annum with respect to Revolving Credit Loans, Term Loans and Delayed Draw Term Loans which are Eurodollar Loans (it being understood that the foregoing shall not limit the rights of the Administrative Agent and the Lenders set forth in Section 9).

      "Application": an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

      "Asset Sale": any sale, conveyance, transfer, lease or other disposition (including, without limitation, through a Sale and Leaseback Transaction) (a "Disposition") by the Parent or any of its Subsidiaries (including the Borrower), in one or a series of related transactions, of any real or personal, tangible or intangible, property (including, without limitation, Capital Stock of the Parent or such Subsidiary) of the Parent or such Subsidiary to any Person, excluding any such sale or conveyance of any Capital Stock of the Parent by the Parent or any Subsidiary as part of any transaction or series of transactions intended to benefit employees or consultants.

      "Assignee": as defined in subsection 12.6(c).

      "Available Revolving Credit Commitment": as to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Revolving Credit Lender's Revolving Credit Commitment at such time over (b) the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Credit Loans made by such Revolving Credit Lender and (ii) an amount equal to such Revolving Credit Lender's Revolving Credit Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans, provided that for purposes of calculating Available Revolving Credit Commitments pursuant to subsection 4.5 such amount shall be zero, and (iii) an amount equal to such Revolving Credit Lender's Revolving Credit Commitment Percentage of the outstanding L/C Obligations at such time; collectively, as to all the Lenders, the "Available Revolving Credit Commitments".

      "BancAmerica": BancAmerica Robertson Stephens.

      "Base CD Rate": as defined in the definition of the term "ABR" in this subsection 1.1.

      "Board": as defined in the definition of the term "ABR" in this subsection 1.1.

      "Borrower": as defined in the preamble hereto.

      "Borrowing Date": the Effective Date and any Business Day specified in a notice pursuant to subsection 2.3, 2.5, 2.11 or 3.2 as a date on which the Borrower requests the Lenders to make Loans hereunder or the Issuing Lender to issue Letters of Credit hereunder.

      "Brera": Brera Capital Partners, LLC.

      "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, "Business Day" shall mean, any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York.

      "Capital Expenditures": with respect to any Person for any period, the sum of the aggregate of all expenditures by such Person and its consolidated Subsidiaries during such period which, in accordance with GAAP, are or should be included in "capital expenditures".

      "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests (including, without limitation, LLC units) in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

      "Cash Equivalents": (a) securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers' acceptances of (i) any Lender or (ii) any commercial bank having capital and surplus in excess of $1,000,000,000 and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor's Ratings Group (a division of McGraw Hill Inc.) or any successor rating agency ("S&P") or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. or any successor rating agency ("Moody's") (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (c) commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (d) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act and (e) investments similar to any of the foregoing denominated in foreign currencies approved by the board of directors of the Parent or the Borrower.

      "C&D Fund IV": The Clayton & Dubilier Private Equity Fund IV Limited Partnership, a Connecticut limited partnership.

      "CD&R": Clayton, Dubilier & Rice, Inc., a Delaware corporation.

      "C/D Assessment Rate": for any day as applied to any ABR Loan, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Section 327.4 (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of such institution in the United States.

      "C/D Reserve Percentage": for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in

Regulation D of the Board) in respect of new non-personal time deposits in Dollars of $100,000 or more having a maturity of 30 days or more.

      "CERA": as defined in the recitals hereto.

      "CERA Collateral Agreement": as defined in subsection 5.19.

      "CERA Intercompany Revolving Credit Loans": as defined in subsection 5.18.

      "CERA Intercompany Term Loan": as defined in the recitals hereto.

      "CERA Notes": as defined in subsection 5.19.

      "CERA Security Documents": the collective reference to the CERA Collateral Agreement, the CERA Trademark Security Agreement and all other similar security documents granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of CERA under the CERA Intercompany Term Loan and the CERA Intercompany Revolving Credit Loans or to secure any guarantee of any such obligations and liabilities.

      "CERA Trademark Security Agreement": as defined in subsection 5.19.

      "Change of Control": the occurrence of any of the following events: (i) CD&R, C&D Fund IV and the Affiliates of C&D Fund IV and CD&R shall in the aggregate beneficially own shares of Capital Stock having less than 30% of the total voting power of all outstanding shares of Capital Stock of the Parent,
(ii) any Person or "group" (within the meaning of Section 13(d) or 14(d) of the Exchange Act) other than CD&R, C&D Fund IV, the Affiliates of C&D Fund IV and CD&R, Daniel H. Yergin, Joseph A. Stanislaw, James P. Rosenfield and their respective Affiliates shall have acquired (a) beneficial ownership of more than 20% of the outstanding shares of Capital Stock of the Parent or (b) the power (whether or not exercised) to elect a majority of the Parent's directors, (iii) the Parent shall cease to own, directly or indirectly, 100% of the Capital Stock of MGI or CERA or (iv) MGI shall cease to own, directly or indirectly, 100% of the Capital Stock of the Borrower.

      "Chase": as defined in the preamble hereto.

      "Code":  the Internal Revenue Code of 1986, as amended from time to time.

      "Collateral": all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

      "Collateral Proceeds Account": as defined in the Guarantee and Collateral Agreement.

      "Commercial Letter of Credit": as defined in subsection 3.1(a).

      "Commitment Percentage": as to any Lender, the percentage of the aggregate Revolving Credit Commitments, Term Loan Commitments and Delayed Draw Term Loan Commitments constituted by such Lender's Revolving Credit Commitments, Term Loan Commitments and Delayed Draw Term Loan Commitments or following the Effective Date, the percentage representing a fraction the numerator of which is the sum of (i) the aggregate principal amount of such Lender's Term Loans and Delayed Draw Term Loans then outstanding plus (ii) the Revolving Credit Commitment of such Lender (or, following the termination or expiration of the Revolving Credit Commitments, the sum of (x) the aggregate principal amount of such Lender's Revolving Credit Loans then outstanding plus (y) such Lender's Revolving Commitment Percentage of all Swing Line Loans then outstanding and L/C Obligations), and the denominator of which is the sum of (i) the aggregate principal amount of Term Loans and Delayed Draw Term Loans of all Lenders then outstanding plus (ii) the aggregate Revolving Credit Commitments of all Lenders (or, following the termination or expiration of the Revolving Credit Commitments, the sum of (x) the aggregate principal amount of all Revolving Credit Loans then outstanding plus (y) the aggregate principal amount of all Swing Line Loans then outstanding and L/C Obligations then outstanding).

      "Commitments": the collective reference to the Revolving Credit Commitments, the Swing Line Commitment, the Term Loan Commitments, the Delayed Draw Term Loan Commitments and the L/C Commitment; individually, a "Commitment".

      "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

      "Consolidated EBITDA": for any period, Consolidated Net Income for such period adjusted to exclude the following items (without duplication) of income or expense to the extent that such items are included in the calculation of Consolidated Net Income: (a) Consolidated Interest Expense, (b) any non-cash expenses and charges, (c) total income tax expense, (d) depreciation expense,
(e) the expense associated with amortization of intangible and other assets (including amortization or other expense recognition of any costs associated with asset write-ups in accordance with APB Nos. 16 and 17), (f) non-cash provisions for reserves for discontinued operations, (g) any gain or loss associated with the sale or write-down of assets not in the ordinary course of business, (h) all cash expenses relating to the Transactions and (i) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions paid to the Parent or any of its Subsidiaries by the entity accounted for by the equity method of accounting).

      "Consolidated Interest Expense": for any period, the sum of (a) interest expense (accrued and paid or payable in cash for such period, and in any event excluding any amortization or write-off of financing costs) on Indebtedness of the Parent and its consolidated Subsidiaries for such period minus (b) interest income (accrued and received or receivable in cash for such period) of the Parent and its consolidated Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP.

      "Consolidated Net Income": for any period, net income of the Parent and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

      "Consolidated Net Worth": as of the date of determination, all items which in conformity with GAAP would be included under shareholders' equity on a consolidated balance sheet of the Parent and its Subsidiaries at such date.

      "Consolidated Total Debt": as of the date of determination, the aggregate principal amount of Indebtedness outstanding under this Agreement, Financing Leases, purchase money Indebtedness and any other Indebtedness for all borrowed money of the Parent and its Subsidiaries at such date determined on a consolidated basis.

      "Contingent LLC Units": as defined in the Merger Agreement.

      "Contractual Obligation": as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

      "CSI": Chase Securities Inc.

      "Default": any of the events specified in Section 9, whether or not any requirement for the giving of notice (other than, in the case of Section 9(e), a Default Notice), the lapse of time, or both, or any other condition, has been satisfied.

      "Default Notice": as defined in Section 9(e).

      "Delayed Draw Term Loan": as defined in subsection 2.9, collectively, the "Delayed Draw Term Loans".

      "Delayed Draw Term Loan Commitment": as to any Delayed Draw Term Loan Lender, its obligation to make a Delayed Draw Term Loan to the Borrower pursuant to subsection 2.9 in an aggregate amount equal to the amount set forth under such Delayed Draw Term Loan Lender's name in Schedule I opposite the heading "Delayed Draw Term Loan Commitment", collectively, the "Delayed Draw Term Loan Commitments".

      "Delayed Draw Term Loan Commitment Percentage": as to any Delayed Draw Term Loan Lender, the percentage of the aggregate Delayed Draw Term Loan Commitments constituted by its Delayed Draw Term Loan Commitment or, following the Effective Date, the percentage of the aggregate outstanding Delayed Draw Term Loans constituted by its Delayed Draw Term Loan.

      "Delayed Draw Term Loan Commitment Period": the period from and including the Effective Date to but not including the date which is eighteen months thereafter.

      "Delayed Draw Term Loan Lenders": any Lenders having a Delayed Draw Term Loan Commitment hereunder or that hold outstanding Delayed Draw Term Loans.

      "Delayed Draw Term Note" and "Delayed Draw Term Notes": as defined in subsection 2.10.

      "Disposition": as defined in the definition of the term "Asset Sale" in this subsection 1.1.

      "Dollars" and "$": dollars in lawful currency of the United States of America.

      "Domestic Subsidiary": any Subsidiary of the Parent or the Borrower, as applicable, which is not a Foreign Subsidiary.

      "Effective Date": the date on which all the conditions precedent set forth in subsection 6.1 shall be satisfied or waived.

      "Environmental Costs": any and all costs or expenses (including, without limitation, attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any violation of, noncompliance with or liability under any Environmental Laws or any orders, requirements, demands, or investigations of any person related to any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

      "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as have been, or now or at any relevant time hereafter are, in effect.

      "Environmental Permits": any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

      "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

      "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, "Eurodollar Base Rate" shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which Chase is offered deposits in Dollars at approximately 11:00 A.M., London time, two Business Days prior to the first day of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of Dollars are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period. "Telerate British Bankers Assoc. Interest Settlement Rates Page" shall mean the display designated as Page 3750 on the Dow Jones Markets (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

      "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

      "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                     --------------------------------------
                     1.00 - Eurodollar Reserve Requirements

      "Eurodollar Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurodollar funding (currently referred to as "Eurodollar Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

      "Event of Default": any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

      "Exchange Act": the Securities Exchange Act of 1934, as amended from time to time.

      "Extension of Credit": as to any Lender, the making of, or the issuance of, or participation in, a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

      "Federal Funds Effective Rate": as defined in the definition of the term "ABR" in this subsection 1.1.

      "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

      "FIRREA": the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

      "First Adjustment Quarter": as defined in the definition of the term "Applicable Margin" in this subsection 1.1.

      "Foreign Subsidiary": any Subsidiary of the Parent or the Borrower, as applicable, which is organized and existing under the laws of any jurisdiction outside of the United States of America.

      "GAAP": with respect to the covenants contained in subsections 8.1, 8.2 and 8.8 and all defined terms relating thereto (including, without limitation, the defined term "Consolidated Total Debt"), generally accepted accounting principles in the United States of America in effect on the Effective Date and, for all other purposes under this Agreement, generally accepted accounting principles in the United States of America in effect from time to time.

      "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the European Union.

      "Guarantee": as defined in the definition of "Guarantor".

      "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement to be executed and delivered by the Parent, MGI, the Borrower, each Domestic Subsidiary of the Borrower in existence on the Effective Date and the Administrative Agent, substantially in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified from time to time.

      "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of

(a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or
(iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

      "Guarantor": any Person which is now or hereafter a party to (a) the Guarantee and Collateral Agreement or (b) any other guarantee (a "Guarantee") hereafter delivered to the Administrative Agent guaranteeing the obligations and liabilities of the Loan Parties hereunder or under any other Loan Documents.

      "Indebtedness": of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases,
(d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) for purposes of subsection 8.2 and Section 9(e) only, all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements (it being agreed that, for the purposes of Section 9(e), the obligations attributed to such Person in regard to such interest rate protection agreement or other arrangement at any time shall be the amount that such Person would be obligated to pay thereunder if such agreement or other arrangement were terminated at such time), and (f) all indebtedness or obligations of the types referred to in the preceding clauses
(a) through (e) secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

      "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

      "Insolvent": pertaining to a condition of Insolvency.

      "Intellectual Property": as defined in subsection 5.9.

      "Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and, if such ABR Loan is a Term Loan or Delayed Draw Term Loan, the date of each payment of principal thereof, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, (x) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (y) the last day of such Interest Period.

      "Interest Period": with respect to any Eurodollar Loan:

            (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending three, six, nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

            (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending three, six, nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

            (1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

            (2) any Interest Period that would otherwise extend beyond the Termination Date (in the case of Revolving Credit Loans, Term Loans and Delayed Draw Term Loans) shall end on the Termination Date (for all purposes other than subsection 4.12);

            (3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

            (4) the Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurodollar Loan during an Interest Period for such Loan.

      "Investment Company Act": the Investment Company Act of 1940, as amended from time to time.

      "Investments": as defined in subsection 8.9.

      "Issuing Lender": Chase or any of its Affiliates, in its capacity as issuer of any Letter of Credit.

      "L/C Fee Payment Date": with respect to any Letter of Credit, the last day of each March, June, September and December to occur after the date of issuance thereof and the first such day to occur on or after the date of expiry thereof.

      "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5(a).

      "L/C Participants": the collective reference to all the Revolving Credit Lenders other than the Issuing Lender.

      "Lenders": as defined in the preamble hereto.

      "Letter Agreement": as defined in the Guarantee and Collateral Agreement.

      "Letters of Credit": as defined in subsection 3.1(a).

      "Leverage Ratio": at any date of determination, the ratio of (a) Consolidated Total Debt at such date to (b) Consolidated EBITDA for the four-quarter period ending on such date.

      "Lien": any mortgage, pledge, hypothecation, assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

      "LLC Agreement": the Amended and Restated LLC Agreement of Global Decisions Group LLC, dated as of February 12, 1998.

      "LLC Units": units of capital of the Parent representing limited liability company interests in the Parent.

      "Loan": a Revolving Credit Loan, a Term Loan, a Delayed Draw Term Loan or a Swing Line Loan, as the context shall require; collectively, the "Loans".

      "Loan Documents": this Agreement, any Notes, the Applications, the Guarantees and the Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

      "Loan Parties": the Parent, MGI, the Borrower and each Subsidiary of the Borrower which is a party to a Loan Document; individually, a "Loan Party".

      "Material Adverse Effect": a material adverse effect on (a) the business, assets, operations, property, condition (financial or otherwise) or prospects of the Parent, the Borrower and their Subsidiaries taken as a whole, or (b) the validity or enforceability as to any Loan Party thereto of this Agreement, any of the Notes or any of the other Loan Documents, the Transaction Documents or the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents or the Transaction Documents taken as a whole.

      "Materials of Environmental Concern": any gasoline or petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances or materials or wastes defined or regulated as such in or under or which may give rise to liability under any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

      "Merger Agreement": the Plan of Merger and Exchange Agreement, dated as of August 1, 1997, by and among MGI, the Parent, GDG Merger Corporation, certain stockholders named therein and The Goldman Sachs Group, L.P.

      "MGI": as defined in the recitals hereto.

      "Multiemployer Plan": a Plan which is a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

      "Net Cash Proceeds": with respect to any Asset Sale, any sale or issuance of equity securities of the Parent or any of its Subsidiaries, the issuance of any debt securities or any borrowings by the Parent or any of its Subsidiaries (other than issuances and borrowings permitted pursuant to subsection 8.2, except as otherwise specified), an amount equal to the gross proceeds in cash and Cash Equivalents (including cash payments received by way of deferred payment of principal pursuant to note, installment receivable, purchase price adjustment or otherwise, but only when such cash payments are received) of such Asset Sale, sale, issuance or borrowing, net of (i) reasonable attorneys' fees, accountants' fees, brokerage, consultant and other customary fees, underwriting commissions and other reasonable fees, commissions and expenses actually incurred in connection with such Asset Sale, sale, issuance or borrowing, (ii) taxes paid or reasonably estimated to be payable as a result thereof, (iii) appropriate amounts provided or to be provided by the Parent or any of its Subsidiaries as a reserve, in accordance with GAAP, with respect to any liabilities associated with such Asset Sale and retained by the Parent or any such Subsidiary after such Asset Sale and other appropriate amounts to be used by the Parent or any of its Subsidiaries to discharge or pay on a current basis any other liabilities associated with such Asset Sale and (iv) in the case of a sale or Sale and Leaseback Transaction of or involving an asset subject to a Lien securing any Indebtedness, payments made and installment payments required to be made to repay such Indebtedness, including, without limitation, payments in respect of principal, interest and prepayment premiums and penalties.

      "Non-Excluded Taxes": as defined in subsection 4.11.

      "Notes": the collective reference to the Revolving Credit Notes, the Term Notes and the Delayed Draw Term Notes.

      "Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any Notes, any other Loan Documents or any Permitted Hedging Arrangement entered into with a Lender pursuant to subsection 8.14 and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of this Agreement) or otherwise.

      "Other Representatives": CSI and BancAmerica, in their capacities as arrangers of the Commitments hereunder and the Issuing Lender, in its capacity as such.

      "Parent": as defined in the preamble hereto.

      "Participants": as defined in subsection 12.6(b).

      "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

      "Permitted Hedging Arrangement": as defined in subsection 8.14.

      "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

      "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

      "Prime Rate": as defined in the definition of the term "ABR" in this subsection 1.1.

      "Pro Forma Balance Sheet": as defined in subsection 5.1(c).

      "Pro Forma Date": as defined in subsection 5.1(c).

      "Refunded Swing Line Loans": as defined in subsection 2.5(c).

      "Register": as defined in subsection 12.6(d).

      "Regulation U": Regulation U of the Board as in effect from time to time.

      "Reimbursement Obligations": the obligation of the Borrower to reimburse the Issuing Lender pursuant to subsection 3.5(a) for amounts drawn under Letters of Credit.

      "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

      "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19, .20, .21, .22, .23, .24, .26,
 .27 or .28 of PBGC Reg. Section 2615 or any successor regulation thereto.

      "Required Lenders": at any time, Lenders the Total Credit Percentages of which aggregate at least 51%.

      "Requirement of Law": as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other

Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including, without limitation, laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

      "Responsible Officer": as to any Person, any of the following officers of such Person: (i) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the senior vice president - finance, the treasurer or the controller of such Person, (ii) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (iii) with respect to subsection 7.7 and without limiting the foregoing, the general counsel of such Person and (iv) with respect to ERISA matters, the senior vice president - human resources (or substantial equivalent) of such Person.

      "Restricted Payment": as defined in subsection 8.7.

      "Revolving Credit Commitment": as to any Revolving Credit Lender, its obligation to make Revolving Credit Loans to, and/or make or participate in Swing Line Loans made to, and/or issue or participate in Letters of Credit issued on behalf of, the Borrower in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Revolving Credit Lender's name in Schedule I under the heading "Revolving Credit Commitment" or, in the case of any Lender that is an Assignee, the amount of the assigning Lender's Revolving Credit Commitment assigned to such Assignee pursuant to subsection 12.6(c) (in each case as such amount may be adjusted from time to time as provided herein); collectively, as to all the Revolving Credit Lenders, the "Revolving Credit Commitments".

      "Revolving Credit Commitment Percentage": as to any Revolving Credit Lender, the percentage of the aggregate Revolving Credit Commitments constituted by its Revolving Credit Commitment (or, if the Revolving Credit Commitments have terminated or expired, the percentage which (i) the sum of (a) such Lender's then outstanding Revolving Credit Loans plus (b) such Lender's interests in the aggregate L/C Obligations and Swing Line Loans then outstanding then constitutes of (ii) the sum of (a) the aggregate Revolving Credit Loans of all the Revolving Credit Lenders then outstanding plus (b) the aggregate L/C Obligations and Swing Line Loans then outstanding).

      "Revolving Credit Commitment Period": the period from and including the Effective Date to but not including the Termination Date, or such earlier date as the Revolving Credit Commitments shall terminate as provided herein.

      "Revolving Credit Lender": any Lender having a Revolving Credit Commitment hereunder.

      "Revolving Credit Loans": as defined in subsection 2.1.

      "Revolving Credit Note": as defined in subsection 2.2.

      "SEC": the Securities and Exchange Commission.

      "Securities Act": the Securities Act of 1933, as amended from time to time.

      "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Trademark Security Agreement and all other similar security documents hereafter delivered to the Administrative Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Borrower hereunder, under any Notes and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including, without limitation, any security documents executed and delivered or caused to be delivered to the Administrative Agent pursuant to subsection 8.13(b) or 8.13(c).

      "Set": the collective reference to Eurodollar Loans, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

      "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

      "Solvent" and "Solvency": with respect to any Person on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small amount of capital.

      "Standby Letter of Credit": as defined in subsection 3.1(a).

      "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

      "Swing Line Commitment": the Swing Line Lender's obligation to make Swing Line Loans pursuant to subsection 2.5.

      "Swing Line Lender": Chase, in its capacity as provider of Swing Line
Loans.

      "Swing Line Loan Participation Certificate": a certificate evidencing a Revolving Credit Lender's participation in Swing Line Loans pursuant to subsection 2.5(d) in form and substance reasonably satisfactory to the Swing Line Lender.

      "Swing Line Loans": as defined in subsection 2.5(a).

      "Swing Line Note": as defined in subsection 2.5(b).

      "Termination Date": February 12, 2003.

      "Term Loan": as defined in subsection 2.6, collectively, the "Term Loans".

      "Term Loan Commitment": as to any Term Loan Lender, its obligation to make a Term Loan to the Borrower pursuant to subsection 2.6 in an aggregate amount equal to the amount set forth under such Term Loan Lender's name in Schedule I opposite the heading "Term Loan Commitment", collectively, the "Term Loan Commitments".

      "Term Loan Commitment Percentage": as to any Term Loan Lender, the percentage of the aggregate Term Loan Commitments constituted by its Term Loan Commitment or, following the Effective Date, the percentage of the aggregate outstanding Term Loans constituted by its Term Loan.

      "Term Loan Lender": any Lender having a Term Loan Commitment hereunder or that holds outstanding Term Loans.

      "Term Note" and "Term Notes": as defined in subsection 2.7(a).

      "Three-Month Secondary CD Rate": as defined in the definition of the term "ABR" in this subsection 1.1.

      "Total Credit Percentage": as to any Lender, the percentage of the aggregate Revolving Credit Commitments, Term Loan Commitments and Delayed Draw Term Loan Commitments constituted by such Lender's Revolving Credit Commitment, Term Loan Commitment and Delayed Draw Term Loan Commitment, or following the Effective Date, the percentage representing a fraction the numerator of which is the sum of (i) the aggregate principal amount of such Lender's Term Loans and Delayed Draw Term Loans then outstanding plus (ii) the Revolving Credit Commitment of such Lender (or, following the termination or expiration of the Revolving Credit Commitments, the sum of (x) the aggregate principal amount of such Lender's Revolving Credit Loans then outstanding plus (y) such Lender's Revolving Commitment Percentage of all Swing Line Loans and L/C Obligations then outstanding), and the denominator of which is the sum of (i) the aggregate principal amount of Term Loans and Delayed Draw Term Loans of all Lenders then outstanding plus (ii) the aggregate Revolving Credit Commitments of all Lenders (or, following the termination or expiration of the Revolving Credit Commitments, the sum of (x) the aggregate principal amount of all Revolving Credit Loans then outstanding plus (y) the aggregate principal amount of all Swing Line Loans and L/C Obligations then outstanding).

      "Trademark Security Agreement": the collective reference to each Trademark Security Agreement executed and delivered by the Parent, MGI, the Borrower and each of its Domestic Subsidiaries, substantially in the form of Exhibit C, as the same may be amended, supplemented, waived or otherwise modified from time to time.

      "Transaction Documents": the Merger Agreement and all other material agreements, instruments or certificates executed in connection with the Transactions, as the same may be amended, supplemented or otherwise modified from time to time.

      "Transactions": as defined in the recitals hereto.

      "Transferee": as defined in subsection 12.6(f).

      "Type": as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

      "Underfunding": the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan) over the value of the assets of such Plan allocable to such accrued benefits.

      "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

      "United States Person": as defined in Section 7701(a)(30) of the Code.

      "U.S. Tax Compliance Certificate": as defined in subsection 4.11(b).

      "Wholly Owned Subsidiary": as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than directors qualifying shares or shares held by nominees.

      1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Note, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

      (b) As used herein and in any Note and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Parent and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

      (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

      (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                   SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

      2.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Revolving Credit Lender's Revolving Credit Commitment Percentage of the then outstanding L/C Obligations and the then outstanding Swing Line Loans, does not exceed the amount of such Lender's Revolving Credit Commitment then in effect. During the Revolving Credit Commitment Period, the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

      (b) The Revolving Credit Loans may be made from time to time in (i) Eurodollar Loans,

(ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.3 and 4.2, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

      2.2 Revolving Credit Notes. The Borrower agrees that, upon the request to the Administrative Agent by any Revolving Credit Lender made on or prior to the Effective Date or in connection with any assignment pursuant to subsection 12.6(c), in order to evidence such Lender's Revolving Credit Loans the Borrower will execute and deliver, on the Effective Date in the case of any such request made on or prior to the Effective Date and promptly in the case of any such assignment, to such Lender a promissory note substantially in the form of Exhibit A-1, with appropriate insertions as to payee, date and principal amount (each, as amended, supplemented, replaced or otherwise modified from time to time, a "Revolving Credit Note"), payable to the order of such Lender and in a principal amount equal to the lesser of (a) the amount set forth under such Revolving Credit Lender's name on Schedule I opposite the heading "Revolving Credit Commitment" and (b) the aggregate unpaid principal amount of all Revolving Credit Loans made by such Lender to the Borrower. Each Revolving Credit Note shall (x) be dated the Effective Date, (y) be stated to mature on the Termination Date and (z) provide for the payment of interest in accordance with subsection 4.1. A Revolving Credit Note may be assigned or otherwise transferred only by registration of such assignment or transfer in the Register (and each Revolving Credit Note shall expressly so provide). Any assignment or transfer of a Revolving Credit Note shall be registered in the Register only upon surrender for registration of assignment or transfer of the Revolving Credit Note accompanied by an Assignment and Acceptance duly executed by the assigning Lender, and thereupon a new Revolving Credit Note shall be issued to the designated Assignee and the surrendered Revolving Credit Note shall be returned by the Administrative Agent to the Borrower marked "cancelled". No assignment of a Revolving Credit Note shall be effective unless it shall have been recorded in the Register by the Administrative Agent as provided in this subsection 2.2.

      2.3 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:30 P.M. (or prior to 11:00 A.M. in the case of the initial borrowing hereunder if such initial borrowing is of ABR Loans), New York City time, at least (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans or (b) on the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of ABR Loans, except any ABR Loan to be used solely to pay a like amount of outstanding Reimbursement Obligations or Swing Line Loans, $200,000 or a whole multiple of $100,000 in excess thereof (or, if the then Available Revolving Credit Commitments are less than $200,000, such lesser amount) and (y) in the case of Eurodollar Loans, $500,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Subject to the satisfaction of the conditions precedent specified in subsection 6.2, each Revolving Credit Lender will make the amount of its pro rata share of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower identified in such notice at the office of the Administrative Agent specified in subsection 12.2 prior to 12:30 P.M. (or 11:00 A.M., in the case of the initial borrowing hereunder), New York City time, or at such other office of the Administrative Agent or at such other time as to which the Administrative Agent shall notify such Revolving Credit Lender and the Borrower reasonably in advance of the Borrowing Date with respect thereto, on the Borrowing Date requested by the Borrower and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower identified in the notice by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Credit Lenders and in like funds as received by the Administrative Agent.

      2.4 Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent (which will promptly notify the Lenders thereof), to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans then outstanding, when added to the then outstanding L/C Obligations and the then outstanding Swing Line Loans, would exceed the Revolving Credit Commitments then in effect. Any such reduction shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof and shall reduce permanently the Revolving Credit Commitments then in effect.

      2.5 Swing Line Commitment. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans (individually, a "Swing Line Loan"; collectively, the "Swing Line Loans") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $200,000, provided that at no time may the sum of the then outstanding Swing Line Loans, Revolving Credit Loans and L/C Obligations exceed the Revolving Credit Commitments then in effect. Amounts borrowed by the Borrower under this subsection 2.5 may be repaid and, through but excluding the Termination Date, reborrowed. All Swing Line Loans shall be made as ABR Loans and shall not be entitled to be converted into Eurodollar Loans. The Borrower shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 12:00 Noon, New York City time) on the requested Borrowing Date specifying (i) the amount of the requested Swing Line Loan which shall be in a minimum amount of $50,000 in excess thereof. The proceeds of the Swing Line Loan will be made available by the Swing Line Lender to the Borrower at the office of the Swing Line Lender by crediting the account of the Borrower at such office with such proceeds in Dollars.

      (b) The Borrower agrees that, upon the request to the Administrative Agent by the Swing Line Lender made on or prior to the Effective Date or in connection with any assignment pursuant to subsection 12.6(c), in order to evidence the Swing Line Loans the Borrower will execute and deliver, on the Effective Date in the case of any such request made on or prior to the Effective Date and promptly in the case of any such assignment, to the Swing Line Lender a promissory note substantially in the form of Exhibit A-4, with appropriate insertions (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the "Swing Line Note"), payable to the order of the Swing Line Lender and representing the obligation of the Borrower to pay the amount of the Swing Line Commitment or, if less, the unpaid principal amount of the Swing Line Loans made to the Borrower, with interest thereon as prescribed in subsection 4.1. The Swing Line Note shall (i) be dated the Effective Date, (i) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with subsection 4.1.

      (c) The Swing Line Lender, at any time in its sole and absolute discretion may, and, at any time as there shall be a Swing Line Loan outstanding for more than seven Business Days, the Swing Line Lender shall, on behalf of the Borrower (which hereby irrevocably directs and authorizes the Swing Line Lender to act on its behalf), request each Revolving Credit Lender, including the Swing Line Lender, to make a Revolving Credit Loan as an ABR Loan in an amount equal to such Revolving Credit Lender's Revolving Credit Commitment Percentage of the principal amount of all of the Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date such notice is given; provided that the provisions of this subsection shall not affect the obligations of the Borrower to prepay Swing Line Loans in accordance with the provisions of subsection 4.4(e). Unless the Revolving Credit Commitments shall have expired or terminated (in which event the procedures of paragraph (d) of this subsection 2.5 shall apply), each Revolving Credit Lender will make the proceeds of its Revolving Credit Loan available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans.

      (d) If the Revolving Credit Commitments shall expire or terminate at any time while Swing Line Loans are outstanding, each Revolving Credit Lender shall, at the option of the Swing Line Lender exercised reasonably, either (i) notwithstanding the expiration or termination of the Revolving Credit Commitments, make a Revolving Credit Loan as an ABR Loan (which Revolving Credit Loan shall be deemed a "Revolving Credit Loan" for all purposes of this Agreement and the other Loan Documents) or (ii) purchase an undivided participating interest in such Swing Line Loans, in either case in an amount equal to such Revolving Credit Lender's Revolving Credit Commitment Percentage determined on the date of, and immediately prior to, the expiration or termination of the Revolving Credit Commitments of the aggregate principal amount of such Swing Line Loans. Each Revolving Credit Lender will make the proceeds of any Revolving Credit Loan made pursuant to the immediately preceding sentence available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date on which the Revolving Credit Commitments expire or terminate. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Swing Line Loans outstanding on the date of termination or expiration of the Revolving Credit Commitments. In the event that the Revolving Credit Lenders purchase undivided participating interests pursuant to the first sentence of this paragraph (d), each Revolving Credit Lender shall immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such Revolving Credit Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

      (e) Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Revolving Credit Lender's participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender's participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it.

      2.6 Term Loans. Subject to the terms and conditions hereof, each Term Loan Lender severally agrees to make a term loan (a "Term Loan") on the Effective Date in the principal amount set forth under such Lender's name in Schedule I opposite the heading "Term Loan Commitment". The Term Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsection
2.8 and 4.2. Amounts paid on account of the Term Loans may not be reborrowed.

      2.7 Term Notes. (a) The Borrower agrees that, upon the request to the Administrative Agent by any Term Loan Lender made on or prior to the Effective Date or in connection with any assignment pursuant to subsection 12.6(c), to evidence such Lender's Term Loan the Borrower will execute and deliver, on the Effective Date in the case of any such request made on or prior to the Effective Date and promptly in the case of any such assignment, to such Lender a promissory note substantially in the form of Exhibit A-2 (each, as amended, supplemented, replaced or otherwise modified from time to time, a "Term Note"), with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Term Loan Lender and in a principal amount equal to the lesser of (a) the amount set forth under such Term Loan Lender's name on
Schedule I opposite the heading "Term Loan Commitment" and (b) the then unpaid principal amount of the Term Loans made by such Term Loan Lender to the Borrower. Each Term Note shall (i) be dated the Effective Date, (ii) be payable as provided in subsection 2.7(b) and (iii) provide for the payment of interest in accordance with subsection 4.1. A Term Note may be assigned or otherwise transferred only by registration of such assignment or transfer in the Register (and each Term Note shall expressly so provide). Any assignment or transfer of a Term Note shall be registered in the Register only upon surrender for registration of assignment or transfer of the Term Note accompanied by an Assignment and Acceptance duly executed by the assigning Term Loan Lender, and thereupon a new Term Note shall be issued to the designated Assignee and the surrendered Term Note shall be returned by the Administrative Agent to the Borrower marked "cancelled". No assignment of a Term Note shall be effective unless it shall have been recorded in the Register by the Administrative Agent as provided in this subsection 2.7(a).

      (b) The Term Loans shall be payable in 16 consecutive quarterly installments, commencing on March 31, 1999, on the dates and in the aggregate principal amount set forth below (together with all accrued interest thereon) opposite the applicable installment date (or, if less, the aggregate amount of the Term Loans then outstanding):

                  Installment                           Amount
                  -----------                           ------
                  March 31, 1999                      $  750,000
                  June 30, 1999                       $  750,000
                  September 30, 1999                  $  750,000
                  December 31, 1999                   $  750,000
                  March 31, 2000                      $1,000,000
                  June 30, 2000                       $1,000,000
                  September 30, 2000                  $1,000,000
                  December 31, 2000                   $1,000,000
                  March 31, 2001                      $1,000,000
                  June 30, 2001                       $1,000,000
                  September 30, 2001                  $1,000,000
                  December 31, 2001                   $1,000,000
                  March 31, 2002                      $1,000,000
                  June 30, 2002                       $1,000,000
                  September 30, 2002                  $1,000,000
                  December 31, 2002                   $1,000,000

      2.8 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:30 P.M. (or prior to 11:00 A.M. in the case of the initial borrowing hereunder if such initial borrowing is of ABR Loans), New York City time, at least (a) three Business Days prior to the Effective Date, if all or any part of the Term Loans are to be initially Eurodollar Loans or (b) on the Effective Date, otherwise, requesting that the Term Loan Lenders make the Term Loans on the Effective Date and specifying (i) the amount to be borrowed,
(ii) whether the Term Loans are to be initially Eurodollar Loans, ABR Loans or a combination thereof, and (iii) if the Term Loans are to be entirely or partly Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Loan Lender thereof. Each Term Loan Lender will make the amount of its pro rata share of the Term Loans available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection 12.2 prior to 11:00 A.M., New York City time, on the Effective Date in Dollars and in funds immediately available to the Administrative Agent. The Administrative Agent shall on such date credit the account of the Borrower on the books of such office of the Administrative Agent, c/o Loan and Agency Service Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, with the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders and in like funds as received by the Administrative Agent.

      2.9 Delayed Draw Term Loans. Subject to the terms and conditions hereof, each Delayed Draw Term Loan Lender severally agrees to make delayed draw term loans (a "Delayed Draw Term Loan") to the Borrower from time to time during the Delayed Draw Term Loan Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed the amount set forth under such Lender's name in Schedule I opposite the heading "Delayed Draw Term Loan Commitment". The Delayed Draw Term Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections
2.11 and 4.2. Amounts paid on account of the Delayed Draw Term Loans may not be reborrowed.

      2.10 Delayed Draw Term Notes. (a) The Borrower agrees that, upon the request to the Administrative Agent by any Delayed Draw Term Loan Lender made on or prior to the Effective Date or in connection with any assignment pursuant to subsection 12.6(c), to evidence such Lender's Delayed Draw Term Loan the Borrower will execute and deliver, on the Effective Date in the case of any such request made on or prior to the Effective Date and promptly in the case of any such assignment, to such Lender a promissory note substantially in the form of Exhibit A-3 (each, as amended, supplemented, replaced or otherwise modified from time to time, a "Delayed Draw Term Note"), with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Delayed Draw Term Loan Lender and in a principal amount equal to the lesser of (a) the amount set forth under such Delayed Draw Term Loan Lender's name on Schedule I opposite the heading "Delayed Draw Term Loan Commitment" and (b) the then unpaid principal amount of the Delayed Draw Term Loans made by such Delayed Draw Term Loan Lender to the Borrower. Each Delayed Draw Term Note shall (i) be dated the Effective Date, (ii) be payable as provided in subsection 2.10(b) and (iii) provide for the payment of interest in accordance with subsection 4.1. A Delayed Draw Term Note may be assigned or otherwise transferred only by registration of such assignment or transfer in the Register (and each Delayed Draw Term Note shall expressly so provide). Any assignment or transfer of a Delayed Draw Term Note shall be registered in the Register only upon surrender for registration of assignment or transfer of the Delayed Draw Term Note accompanied by an Assignment and Acceptance duly executed by the assigning Delayed Draw

Term Loan Lender, and thereupon a new Delayed Draw Term Note shall be issued to the designated Assignee and the surrendered Delayed Draw Term Note shall be returned by the Administrative Agent to the Borrower marked "cancelled". No assignment of a Delayed Draw Term Note shall be effective unless it shall have been recorded in the Register by the Administrative Agent as provided in this subsection 2.10(a).

      (b) The Delayed Draw Term Loans shall be payable in quarterly installments equal to one-twentieth of the related Delayed Draw Term Loan, commencing on the quarterly installment date for the Term Loans, as specified in subsection 2.7(b), which is closest to the date twelve months after the date of such Delayed Draw Term Loan. Notwithstanding the foregoing, the then unpaid principal amount of the Delayed Draw Term Loans shall be due on the Termination Date.

      2.11 Procedure for Delayed Draw Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:30 P.M. (or 11:00 A.M. in the case of ABR Loans), New York City time, at least (a) three Business Days prior to the Borrowing Date, if all or any part of the Delayed Draw Term Loans are to be initially Eurodollar Loans or (b) on the Borrowing Date, otherwise, requesting that the Delayed Draw Term Loan Lenders make the Delayed Draw Term Loans on the Borrowing Date and specifying (i) the amount to be borrowed, (ii) whether the Delayed Draw Term Loans are to be initially Eurodollar Loans, ABR Loans or a combination thereof, and (iii) if the Delayed Draw Term Loans are to be entirely or partly Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Upon receipt of such notice the Administrative Agent shall promptly notify each Delayed Draw Term Loan Lender thereof. Each Delayed Draw Term Loan Lender will make the amount of its pro rata share of the Delayed Draw Term Loans available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection 12.2 prior to 11:00 A.M., New York City time, on the Borrowing Date in Dollars and in funds immediately available to the Administrative Agent. The Administrative Agent shall on such date credit the account of the Borrower on the books of such office of the Administrative Agent, c/o Loan and Agency Service Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, with the aggregate of the amounts made available to the Administrative Agent by the Delayed Draw Term Loan Lenders and in like funds as received by the Administrative Agent.

      2.12 Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of: (i) each Revolving Credit Lender, the then unpaid principal amount of each Revolving Credit Loan of such Lender made to the Borrower, on the Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9);
(ii) the Swing Line Lender, the then unpaid principal amount of the Swing Line Loans made to Borrower, on the Termination Date (or such earlier date on which the Swing Line Loans become due and payable pursuant to Section 9); (iii) each Term Loan Lender, the amounts specified in subsection 2.7(b) on the dates specified in subsection 2.7(b) (or such earlier date on which the Term Loans become due and payable pursuant to Section 9) and (iv) each Delayed Draw Term Loan Lender, the amounts specified in subsection 2.10(b) on the dates specified in subsection 2.10(b) (or such earlier date on which the Delayed Draw Term Loans become due and payable pursuant to Section 9). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date of the making of the Loans until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.1.

      (b) Each Lender (including the Swing Line Lender) shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including, without limitation, the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

      (c) The Administrative Agent shall maintain the Register pursuant to subsection 12.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

      (d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.12(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.


                          SECTION 3. LETTERS OF CREDIT

      3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in subsection 3.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed $1,000,000 or (ii) the Aggregate Outstanding Revolving Credit of all the Revolving Credit Lenders would exceed the Revolving Credit Commitments of all the Revolving Credit Lenders. Each Letter of Credit shall (i) be either (x) a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, which finance the working capital and business needs of the Borrower and its Subsidiaries incurred in the ordinary course of business (a "Standby Letter of Credit"), or (y) a commercial letter of credit in respect of the purchase of goods or services by the Borrower or any of its Subsidiaries in the ordinary course of business (a "Commercial Letter of Credit") and (ii) expire on the earlier of (x) one year after the date of issuance and (y) five Business Days prior to the Termination Date, provided that a one year Letter of Credit may be renewed for additional one year periods, but may not be extended beyond five days prior to the Termination Date.

      (b) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

      (c) The Issuing Lender shall not at any time issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

      3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender, at its address for notices specified herein, an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.

      3.3 Fees, Commissions and Other Charges. (a) The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit, computed for the period from and including the date of issuance of such Letter of Credit to the expiration date of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect for Eurodollar Loans that are Revolving Credit Loans calculated on the basis of a 360-day year, of the aggregate amount available to be drawn under such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein. Such commission shall be payable to the Administrative Agent for the account of the Revolving Credit Lenders to be shared ratably among them in accordance with their respective Revolving Credit Commitment Percentages. The Borrower shall also pay to the Administrative Agent, for the account of the Issuing Lender, a fee equal to 1/4 of 1% per annum of the aggregate amount available to be drawn under such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Termination Date or such other date as the Revolving Credit Commitments shall terminate. Such commissions and fees shall be nonrefundable.

      (b) In addition to the foregoing commissions and fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

      (c) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions and fees received by the Administrative Agent for their respective accounts pursuant to this subsection.

      3.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Credit Commitment Percentage (determined on the date of issuance of the relevant Letter of Credit) in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in respect of such Letter or Credit in accordance with subsection 3.5(a), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed; provided that nothing in this paragraph shall relieve the Issuing Lender of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender, or otherwise affect any defense or other right that any L/C Participant may have as a result of such gross negligence or willful misconduct.

      (b) If any amount required to be paid by any L/C Participant to the Issuing Lender on demand by the Issuing Lender pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such demand is made, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to subsection 3.4(a) is not in fact made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans hereunder. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this subsection (which shall include calculations of any such amounts in reasonable detail) shall be conclusive in the absence of manifest error.

      (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower in respect of such Letter of Credit or otherwise, including proceeds of Collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will, if such payment is received prior to 1:00 P.M., New York City time, on a Business Day, distribute to such L/C Participant its pro rata share thereof prior to the end of such Business Day and otherwise the Issuing Lender will distribute such payment on the next succeeding Business Day; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

      3.5 Reimbursement Obligation of the Borrower. (a) The Borrower agrees to reimburse the Issuing Lender, upon receipt by the Borrower of notice from the Issuing Lender of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender, for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses reasonably incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender, at its address for notices specified herein in immediately available funds, on the date on which the Borrower receives such notice, if received prior to 11:00 A.M., New York City time, on a Business Day and otherwise on the next succeeding Business Day.

      (b) Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this subsection (i) from the date the draft presented under the affected Letter of Credit is paid to, but excluding, the date on which the Borrower is required to pay such amounts pursuant to paragraph (a) above at the rate which would then be payable on any outstanding ABR Loans that are Revolving Credit Loans and (ii) thereafter until payment in full at the rate which would be payable on any outstanding ABR Loans that are Term Loans which were then overdue.

      3.6 Obligations Absolute. (a) The Borrower's obligations under this
Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender, any L/C Participant or any beneficiary of a Letter of Credit, provided that this paragraph shall not relieve the Issuing Lender or any L/C Participant of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender or such L/C Participant, or otherwise affect any defense or other right that the Borrower may have as a result of any such gross negligence or willful misconduct.

      (b) The Borrower also agrees with the Issuing Lender that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower's Reimbursement Obligations under subsection 3.5(a) shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among such Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (iii) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, provided that this paragraph shall not relieve the Issuing Lender or any L/C Participant of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender or such L/C Participant, or otherwise affect any defense or other right that the Borrower may have as a result of any such gross negligence or willful misconduct.

      (c) Neither the Issuing Lender nor any L/C Participant shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Person's gross negligence or willful misconduct.

      (d) The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrower.

      3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in respect of any Letter of Credit in connection with any draft presented for payment under such Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit, provided that this paragraph shall not relieve the Issuing Lender of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender, or otherwise affect any defense or other right that the Borrower may have as a result of any such gross negligence or willful misconduct.

      3.8 Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this
Section 3, the provisions of this Section 3 shall apply.

                    SECTION 4. GENERAL PROVISIONS APPLICABLE
                         TO LOANS AND LETTERS OF CREDIT

      4.1 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.

      (b) Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin in effect for such day.

      (c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee, letter of credit commission, letter of credit fee or other amount payable hereunder, including Reimbursement Obligations, shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this subsection plus 2.00% or (y) in the case of overdue interest, fees, commissions or other amounts, the rate described in paragraph (b) of this subsection for Term Loans or Delayed Draw Term Loans which are ABR Loans plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

      (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

      (e) It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

      4.2 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert outstanding Term Loans, Delayed Draw Term Loans and Revolving Credit Loans from Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert outstanding Term Loans, Delayed Draw Term Loans and Revolving Credit Loans from ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the Borrower that no such conversions may be made and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date.

      (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Loan, determined in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, provided that no Eurodollar Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the Borrower that no such continuations may be made or (ii) after the date that is one month prior to the Termination Date. Upon receipt of any such notice of continuation pursuant to this subsection 4.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

      4.3 Minimum Amounts of Sets. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans outstanding comprising each Set shall be equal to $500,000 or a whole multiple of $100,000 in excess thereof and so that there shall not be more than 9 Sets at any one time outstanding.

      4.4 Optional and Mandatory Prepayments and Commitment Reductions. (a) The Borrower may at any time and from time to time prepay the Loans made to it (including the Reimbursement Obligations in respect of Letters of Credit issued for its account) and permanently reduce the Revolving Credit Commitments, in whole or in part, without premium or penalty, upon at least three Business Days' irrevocable notice by the Borrower to the Administrative Agent (in the case of Eurodollar Loans and Reimbursement Obligations) and at least one Business Day's irrevocable notice by the Borrower to the Administrative Agent (in the case of ABR Loans other than Swing Line Loans) or same day irrevocable notice by the Borrower to the Administrative Agent (in the case of Swing Line Loans), specifying, in the case of any prepayment of Loans or reduction of Revolving Credit Commitments, the date and amount of prepayment or reduction, as the case may be, and whether such prepayment is (i) of Term Loans, Delayed Draw Term Loans, Revolving Credit Loans, Swing Line Loans, or a combination thereof, and
(ii) of Eurodollar Loans, ABR Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each and, in the case of any prepayment of Reimbursement Obligations, the date and amount of prepayment, the identity of the applicable Letter of Credit or Letters of Credit and the amount allocable to each of such Reimbursement Obligation. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurodollar Loan is prepaid other than at the end of the Interest Period applicable thereto) amounts payable, if any, pursuant to subsection 4.12 and, in the case of prepayments of the Term Loans and Delayed Draw Term Loans only, accrued interest to, but excluding, such date on the amount prepaid. Partial prepayments of (i) the Term Loans and Delayed Draw Term Loans pursuant to this subsection shall be applied (x) pro rata (based on outstanding principal amount) to the Term Loans and the Delayed Draw Term Loans and (y) first, to the first two installments thereof due on or after the date of such prepayment in the order of their maturities and second, pro rata to the respective remaining installments thereof, and (ii) the Revolving Credit Loans and the Reimbursement Obligations pursuant to this subsection shall (unless the Borrower otherwise directs) be applied, first, to payment of the Swing Line Loans then outstanding, second, to payment of the Revolving Credit Loans then outstanding, third, to payment of any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding L/C Obligation on terms reasonably satisfactory to the Administrative Agent. Partial prepayments pursuant to this subsection 4.4(a) shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Amounts prepaid on account of Term Loans and Delayed Draw Term Loans pursuant to this subsection 4.4(a) may not be reborrowed.

      (b) If subsequent to the Effective Date, the Parent or any of its Subsidiaries (including the Borrower) shall receive Net Cash Proceeds from any Asset Sales or dispositions permitted by subsection 8.6(g) or not otherwise permitted by subsection 8.6 (other than Asset Sales of up to an aggregate maximum amount equal to $1,000,000), then an amount equal to 100% of the Net Cash Proceeds thereof shall on the first Business Day after receipt thereof be applied toward the prepayment of the Loans in accordance with subsection 4.4(f).

      (c) If subsequent to the Effective Date, the Parent or any of its Subsidiaries (including the Borrower) shall issue any of its Capital Stock (except for (i) such Capital Stock issued as payments made in conjunction with acquisitions permitted under subsection 8.9 or issued upon the exercise of options, (ii) the Contingent LLC Units, if any, issued in connection with the combination of MGI and CERA and (iii) the issuance, directly or through a Subsidiary, of such Capital Stock to directors or employees of or consultants to the Parent or any of its Subsidiaries), then an amount equal to 100% of the Net Cash Proceeds thereof shall be applied toward the prepayment of the Loans in accordance with subsection 4.4(f).

      (d) If, at any time the aggregate principal amount of the Revolving Credit Loans, Swing Line Loans and L/C Obligations then outstanding exceeds an amount equal to the aggregate Revolving Credit Commitment on such date, the Borrower shall first repay the Revolving Credit loans then outstanding; second pay any Reimbursement Obligations then outstanding and, last, cash collateralize any outstanding L/C Obligation in an aggregate amount equal to such excess.

      (e) The Borrower shall prepay all Swing Line Loans then outstanding simultaneously with each borrowing of Revolving Credit Loans.

      (f) Prepayments pursuant to subsections 4.4(b) and 4.4(c) shall be applied, first, to prepay Term Loans and Delayed Draw Term Loans then outstanding, second, to prepay Swing Line Loans then outstanding, third, to prepay Revolving Credit Loans then outstanding, fourth, to pay any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding L/C Obligations on terms reasonably satisfactory to the Administrative Agent. Prepayments of the Term Loans or Delayed Draw Term Loans pursuant to subsections 4.4(b) and 4.4(c) shall be applied (x) pro rata (based on outstanding principal amount) to the Term Loans and the Delayed Draw Term Loans and (y) first, to the first four installments thereof due on or after the date of such prepayment in the order of their maturities and second, pro rata to the respective remaining installments thereof. Prepayments of the Revolving Credit Loans and the Reimbursement Obligations pursuant to subsections 4.4(b) and 4.4(c) shall (unless the Borrower otherwise directs) be applied, first, to payment of the Revolving Credit Loans then outstanding, second, to payment of any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding L/C Obligation on terms reasonably satisfactory to the Administrative Agent. Amounts prepaid on account of Term Loans or Delayed Draw Term Loans pursuant to subsection 4.4(b) and 4.4(c) may not be reborrowed.

      (g) Notwithstanding the foregoing provisions of this subsection 4.4, if at any time any prepayment of the Loans pursuant to subsection 4.4(b), 4.4(c) or 4.4(d) would result, after giving effect to the procedures set forth in this Agreement, in the Borrower incurring breakage costs under subsection 4.12 as a result of Eurodollar Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially (x) deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurodollar Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurodollar Loans not immediately prepaid) to be held as security for the obligations of the Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent, with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurodollar Loans (or such earlier date or dates as shall be requested by the Borrower) or (y) make a prepayment of the Revolving Credit Loans in accordance with subsection 4.4(a) with an amount equal to a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurodollar Loans (which prepayment, together with any deposits pursuant to clause (x) above, must be equal in amount to the amount of such Eurodollar Loans not immediately prepaid); provided that, notwithstanding anything in this Agreement to the contrary, the Borrower may not request any Extension of Credit under the Revolving Credit Commitments that would reduce the aggregate amount of the Available Revolving Credit Commitments to an amount that is less than the amount of such prepayment until the related portion of such Eurodollar Loans have been prepaid upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurodollar Loans; provided that, in the case of either clause (x) or (y), such unpaid Eurodollar Loans shall continue to bear interest in accordance with subsection 4.1 until such unpaid Eurodollar Loans or the related portion of such Eurodollar Loans, as the case may be, have or has been prepaid.

      4.5 Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender, a commitment fee for the period from and including the first day of the Revolving Credit Commitment Period to the Termination Date, computed, initially, at the rate of 1/2 of 1% per annum on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein, commencing on the Effective Date.

      4.6 Computation of Interest and Fees. (a) Interest and commitment fees (other than interest based on the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and interest based on the Prime Rate shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR, the Eurodollar Reserve Requirements, the C/D Assessment Rate or the C/D Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

      (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to subsection 4.1, excluding any Eurodollar Base Rate which is based upon the Telerate British Bankers Assoc. Interest Settlement Rates Page and any ABR which is based upon the Prime Rate.

      4.7 Inability to Determine Interest Rate. If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate with respect to any Eurodollar Loan (the "Affected Eurodollar Rate") for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans the rate of interest applicable to which is based upon the Affected Eurodollar Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans (to the extent otherwise permitted by subsection 4.2), (y) any outstanding Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans the rate of interest applicable to which is based upon the Affected Eurodollar Rate shall be converted to or continued as ABR Loans (to the extent otherwise permitted by subsection 4.2) and (z) any outstanding Eurodollar Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans the rate of interest applicable to which is based upon the Affected Eurodollar Rate and that are not otherwise permitted to be converted to or continued as ABR Loans by subsection 4.2 shall, upon demand by the Revolving Credit Lenders the Revolving Credit Commitment Percentage of which aggregate at least 51%, be immediately repaid by the Borrower on the last day of the then current Interest Period with respect thereto together with accrued interest thereon or otherwise, at the option of the Borrower, shall remain outstanding and bear interest at a rate which reflects, as to each of the Revolving Credit Lenders, such Revolving Credit Lender's cost of funding such Eurodollar Loans, as reasonably determined by such Revolving Credit Lender, plus the Applicable Margin hereunder. If any such repayment occurs on a day which is not the last day of the then current Interest Period with respect to such affected Eurodollar Loan, the Borrower shall pay to each of the Revolving Credit Lenders such amounts, if any, as may be required pursuant to subsection 4.12. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans the rate of interest applicable to which is based upon the Affected Eurodollar Rate shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurodollar Loans the rate of interest applicable to which is based upon the Affected Eurodollar Rate.

      4.8 Pro Rata Treatment and Payments. (a) Each borrowing of Revolving Credit Loans (other than Swing Line Loans) by the Borrower from the Lenders hereunder shall be made, each payment by the Borrower on account of any commitment fee in respect of the Revolving Credit Commitments hereunder shall be allocated by the Administrative Agent, and any reduction of the Revolving Credit Commitments of the Lenders shall be allocated by the Administrative Agent, pro rata according to the relevant Revolving Credit Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on any Revolving Credit Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans then held by the Revolving Credit Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on any Term Loans or Delayed Draw Term Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Term Loans or Delayed Draw Term Loans then held by the Term Loan Lenders and the Delayed Draw Term Loan Lenders. All payments (including prepayments) to be made by the Borrower hereunder and under any Notes, whether on account of principal, interest, fees, Reimbursement Obligations or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders holding the relevant Loans or the L/C Participants, as the case may be, at the Administrative Agent's office specified in subsection 12.2 in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders, if any such payment is received prior to 1:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders on the next succeeding Business Day. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

      (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Revolving Credit Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's Revolving Credit Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall notify the Borrower of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder on demand, from the Borrower.

      4.9 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Effective Date shall make it unlawful for any Lender to make or maintain any Eurodollar Loans as contemplated by this Agreement ("Affected Eurodollar Loans"), (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Eurodollar Loans, continue Affected Eurodollar Loans as such and convert an ABR Loan to an Affected Eurodollar Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Eurodollar Loans, such Lender shall then have a commitment only to make an ABR Loan when an Affected Eurodollar Loan is requested (to the extent otherwise permitted by subsection 4.2), (c) such Lender's Loans then outstanding as Affected Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law (to the extent otherwise permitted by subsection 4.2) and (d) such Lender's Loans then outstanding as Affected Eurodollar Loans, if any, not otherwise permitted to be converted to ABR Loans by subsection 4.2 shall, upon notice to the Borrower, be prepaid with accrued interest thereon on the last day of the then current Interest Period with respect thereto (or such earlier date as may be required by any such Requirement of Law). If any such conversion or prepayment of an Affected Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.12.

      4.10 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Effective Date (or, if later, the date on which such Lender becomes a Lender):

      (i) shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, any Application or any Eurodollar Loans made by it or its obligation to make Eurodollar Loans, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection 4.11 (including Non-Excluded Taxes imposed solely by reason of any failure of such Lender to comply with its obligations (if any) under subsection 4.11(b)) and changes in taxes measured by or imposed upon the overall net income, or franchise taxes, or taxes measured by or imposed upon overall capital or net worth, or branch taxes (in the case of such capital, net worth or branch taxes, imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any affiliate thereof);

      (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

      (iii) shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurodollar Loans or Letters of Credit, provided that, in any such case, the Borrower may elect to convert Eurodollar Loans made by such Lender hereunder to ABR Loans (to the extent otherwise permitted by subsection 4.2) by giving the Administrative Agent at least one Business Day's notice of such election, in which case such Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this subsection 4.10(a) and such amounts, if any, as may be required pursuant to subsection 4.12. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

      (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Effective Date (or, if later, the date on which such Lender becomes a Lender), does or shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of such Lender's obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

      4.11 Taxes. (a) Except as provided below in this subsection, all payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding taxes measured by or imposed upon the overall net income of any Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes measured by or imposed upon the overall capital or net worth of any Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed: (i) by the jurisdiction under the laws of which such Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such tax and such Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Notes. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Notes, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and any Notes, provided, however, that the Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Lender with respect to Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (b) of this subsection or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement.

Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

      (b)(1) Each Lender that is not an United States Person or a state thereof shall:

      (X)(i) on or before the date of any payment by the Borrower under this Agreement or any Notes to such Lender, deliver to the Borrower and the Administrative Agent (A) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, certifying that it is entitled to a complete exemption from, or reduced rate of, any United States federal withholding tax and
      (B) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax;

      (ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

      (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent; or

      (Y) in the case of any such Lender that is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and that is not entitled to comply with subparagraph (X) hereof, (i) represent to the Borrower (for the benefit of the Borrower and the Administrative Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (ii) agree to furnish to the Borrower on or before the date of any payment by the Borrower, with a copy to the Administrative Agent, (A) a certificate substantially in the form of Exhibit F (any such certificate a "U.S. Tax Compliance Certificate") and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8, or successor applicable form certifying to such Lender's legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes (and to deliver to the Borrower and the Administrative Agent two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms), and (iii) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (iii) such Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrower) which would be imposed on such Lender of complying with such request;

unless in any such case any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Person from duly completing and delivering any such form with respect to it and such Person so advises the Borrower and the Administrative Agent. Each Person that shall become a Lender or a Participant pursuant to subsection 12.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection, provided that in the case of a Participant the obligations of such Participant pursuant to this paragraph (b) shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

      4.12 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender's gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment or conversion of Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurodollar Loans or the conversion of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this subsection 4.12, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

      4.13 Certain Rules Relating to the Payment of Additional Amounts. (a) Upon the request, and at the expense, of the Borrower, each Lender to which the Borrower is required to pay any additional amount pursuant to subsection 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement and (ii) the Borrower shall reimburse such Lender for its reasonable attorneys' and accountants' fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Non-Excluded Tax; provided, however that notwithstanding the foregoing no Lender shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.

      (b) If a Lender changes its applicable lending office (other than pursuant to paragraph (c) below) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to pay any additional amount under subsection 4.10 or 4.11, the Borrower shall not be obligated to pay such additional amount.

      (c) If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by the Borrower pursuant to subsection 4.10 or 4.11, such Lender shall promptly notify the Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless such Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).

      (d) If the Borrower shall become obligated to pay additional amounts pursuant to subsection 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under subsection
4.10 or 4.11, the Borrower shall have the right, for so long as such obligation remains, (x) with the assistance of the Administrative Agent, to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan's principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (y) upon at least four Business Days irrevocable notice to the Administrative Agent, to prepay the affected Loan, in whole or in part, subject to subsection 4.12, without premium or penalty. In the case of the substitution of a Lender, the Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to subsection 12.6(c) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by subsection 12.6(e) in connection with such assignment shall be paid by the Borrower or the substitute Lender. In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to, but excluding, such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the Borrower shall first pay the affected Lender any additional amounts owing under subsections 4.10, 4.11 and 4.12 (as well as any commitment fees and other amounts then due and owing to such Lender, including, without limitation, any amounts under this subsection 4.13) prior to such substitution or prepayment.

      (e) If the Administrative Agent or any Lender or any Participant receives a refund directly attributable to costs, including taxes, for which the Borrower has made additional payments pursuant to subsection 4.10(a) or 4.11(a), the Administrative Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority) to the Borrower, provided, however, that the Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to the Administrative Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

      (f) The obligations of a Lender or Participant under this subsection 4.13 shall survive the termination of this Agreement and the payment of the Loans and all amounts payable hereunder.


                    SECTION 5. REPRESENTATIONS AND WARRANTIES

      To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Effective Date and on each Borrowing Date thereafter, each of the Parent and the Borrower hereby represents and warrants (in the case of the Borrower, as to itself and its Subsidiaries only), on the Effective Date (both before and after giving effect to the Transactions), and on every Borrowing Date thereafter, to the Administrative Agent and each Lender that:

      5.1 Financial Condition. (a) The audited consolidated balance sheets of each of MGI and its consolidated Subsidiaries as of December 31, 1994, 1995 and 1996 and the audited consolidated statements of earnings, statements of shareholders' equity and statements of cash flows for the years ended December 31, 1994, 1995 and 1996 have heretofore been furnished to each Lender. The unaudited interim consolidated financial statements of MGI for the nine-month period ended September 30, 1997 have heretofore been furnished to the Lenders. Such financial statements (including the notes thereto) (i) in the case of the financial statements described in the first sentence of this subsection 5.1(a) have been audited by KPMG Peat Marwick LLP (with respect to the 1994 and 1995 financial statements) and Coopers & Lybrand, L.L.P. (with respect to the 1996 financial statements), (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby except for in the case of unaudited financial statements described in the second sentence of this subsection 5.1(a), for the absence of footnotes, and (iii) present fairly, in all material respects, the consolidated financial condition, results of operations and cash flows of MGI and its consolidated Subsidiaries as of such dates and for such periods (subject to normal year-end audit adjustments). During the period from December 31, 1996 to and including the Effective Date, except as provided in the Transaction Documents, there has been no sale, transfer or other disposition by MGI and its consolidated Subsidiaries of any material part of the business or property of MGI and its consolidated Subsidiaries, in each case taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of MGI and its consolidated Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in a writing to the Lenders on or prior to the Effective Date.

      (b) The audited consolidated balance sheets of each of CERA and its consolidated Subsidiaries as of June 30, 1995, 1996 and 1997 and the audited consolidated statements of earnings, statements of shareholders' equity and statements of cash flows for the years ended June 30, 1995, 1996 and 1997 have heretofore been furnished to each Lender. The unaudited interim consolidated financial statements of CERA for the three-month period ended September 30, 1997 have heretofore been furnished to the Lenders. Such financial statements (including the notes thereto) (i) in the case of the financial statements described in the first sentence of this subsection 5.1(b) have been audited by KPMG Peat Marwick LLP,
(ii) except for in the case of the unaudited financial statements described in the second sentence of this subsection 5.1(b), for the absence of footnotes, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (iii) present fairly, in all material respects, the consolidated financial condition, results of operations and cash flows of CERA and its consolidated Subsidiaries as of such dates and for such periods (subject to normal year-end audit adjustments). During the period from June 30, 1997 to and including the Effective Date, except as provided in the Transaction Documents, there has been no sale, transfer or other disposition by CERA and its consolidated Subsidiaries of any material part of the business or property of CERA and its consolidated Subsidiaries, in each case taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of CERA and its consolidated Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in a writing to the Lenders on or prior to the Effective Date.

      (c) The pro forma condensed combined balance sheet of the Parent, CERA and the Borrower (the "Pro Forma Balance Sheet"), certified by a Responsible Officer of the Parent, copies of which have heretofore been furnished to each Lender, is the balance sheet of the Parent, CERA and the Borrower as of September 30, 1997 (the "Pro Forma Date"), adjusted to give effect (as if such events had occurred on such date) to the matters referred to therein (including the Transactions and the financing contemplated hereby). The Pro Forma Balance Sheet was prepared in accordance with Article 11 (Pro Forma Financial Information) of Regulation S-X under the Securities Act.

      5.2 No Change; Solvent. (a) Since June 30, 1997, there has been no development or event relating to or affecting any Loan Party which has had or would be reasonably expected to have a Material Adverse Effect (after giving effect to the Transactions, including, without limitation, the CERA Distribution Loan (as defined in the Merger Agreement).

      (b) As of the Effective Date, after giving effect to the consummation of the Transactions, each of the Parent, the Borrower and CERA is Solvent.

      5.3 Corporate/Limited Liability Company Existence; Compliance with Law. Each of the Loan Parties (a) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate, limited liability company or other, as the case may be, power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such power and authority or legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation, limited liability company or other entity, as the case may be, and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

      5.4 Corporate/Limited Liability Company Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate, limited liability company or other, as the case may be, power and authority, and the legal right, to make, deliver and perform the Loan Documents and the Transaction Documents to which it is a party and, in the case of the Borrower, to obtain

Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate, limited liability company or other, as the case may be, action to authorize the execution, delivery and performance of the Loan Documents and the Transaction Documents to which it is a party and, in the case of the Borrower, to authorize the Extensions of Credit on the terms and conditions of this Agreement, any Notes and the Applications. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents or the Transaction Documents to which it is a party or, in the case of the Borrower, with the Extensions of Credit hereunder, except for (i) consents, authorizations, notices and filings required to be obtained or made on or prior to the Effective Date and described in Schedule 5.4, all of which, unless noted in Schedule 5.4, have been obtained or made on or prior to the Effective Date, (ii) filings to perfect the Liens created by the Security Documents, (iii) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727 et seq.), in respect of Accounts Receivable of the Parent, MGI, the Borrower and its Subsidiaries the obligor in respect of which is the United States of America or any department, agency or instrumentality thereof and (iv) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by the Borrower, and each other Loan Document and the Transaction Documents to which any Loan Party is a party, has been or will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of the Borrower and the Parent, and each other Loan Document and the Transaction Documents to which any Loan Party is a party as executed and delivered does constitute, or when executed and delivered, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

      5.5 No Legal Bar. The execution, delivery and performance of the Loan Documents and the Transaction Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than the Liens permitted by subsection 8.3) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

      5.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent or the Borrower, threatened by or against the Parent or any of its Subsidiaries or against any of their respective properties or revenues, (a) which is so pending or threatened at any time on or prior to the Effective Date and relates to any of the Loan Documents or the Transaction Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

      5.7 No Default. Neither the Parent, the Borrower nor any of their respective Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

      5.8 Ownership of Property; Liens. Each of the Parent, the Borrower and their respective Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Liens permitted by subsection 8.3.

      5.9 Intellectual Property. The Parent, MGI, the Borrower and each of their respective Subsidiaries owns, or has the legal right to use, all United States trademarks, trademark applications, tradenames, copyrights, technology, know-how and processes necessary for each of them to conduct its business as currently conducted (the "Intellectual Property") except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. Except as provided on Schedule 5.9, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any such claim, and, to the knowledge of the Borrower the use of such Intellectual Property by the Parent, MGI, the Borrower and each of their respective Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements which in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

      5.10 Computer Systems. The Parent believes that any reprogramming required to permit the proper functioning of its computer systems in and following the year 2000 will be completed prior to January 1, 1999, and that the cost of such reprogramming will not result in a Default or a Material Adverse Effect. Except for the reprogramming referred to in the preceding sentence, in the best judgment of the Parent, the computer and management information systems of the Parent and its Subsidiaries are adequate for the conduct of their businesses.

      5.11 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Parent, the Borrower or any of their Subsidiaries would be reasonably expected to have a Material Adverse Effect.

      5.12 Taxes. To the knowledge of the Parent and the Borrower, each of the Parent and its Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns which are required to be filed and has paid (a) all taxes shown to be due and payable on such returns and (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, and no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the Parent or its Subsidiaries, as the case may be).

      5.13 Federal Regulations. No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including, without limitation, Regulation G, Regulation U, Regulation T or Regulation X of the Board. If requested by any Lender or the Administrative Agent, the Borrower or the Parent, as the case may be, will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-1, FR Form U-1 or such other similar form referred to in Regulation G, Regulation U, Regulation T or Regulation X of the Board, as the case may be.

      5.14 ERISA. During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan (or, with respect to (vi) or (viii) below, as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect: (i) the occurrence of a Reportable Event; (ii) the occurrence of an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA); (iii) the occurrence of any noncompliance with the applicable provisions of ERISA or the Code; (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) the creation of a Lien on the property of the Parent or its Subsidiaries in favor of the PBGC or a Plan; (vi) the existence of any Underfunding with respect to any Single Employer Plan; (vii) the occurrence of a complete or partial withdrawal from any Multiemployer Plan by the Borrower or any Commonly Controlled Entity; (viii) the incurrence of any liability by the Borrower or any Commonly Controlled Entity under ERISA if, as a result of the withdrawal by the Borrower or any such Commonly Controlled Entity from any Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; or (ix) the Reorganization or Insolvency of any Multiemployer Plan. There have been no transactions that resulted or could result in any liability to the Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA.

      5.15 Collateral. Except with respect to (i) Liens on equipment constituting fixtures, (ii) any reserved rights of the United States government as required under law, (iii) Liens upon Trademarks and Trademark Licenses (as such terms are defined in the Guarantee and Collateral Agreement) to the extent that (a) such Liens are not otherwise perfected by the filing of financing statements under the Uniform Commercial Code or by the filing and acceptance thereof in the United States Patent and Trademark Office or (b) such Trademarks and Trademark Licenses are not, individually or in the aggregate, material to the business of the Parent, MGI, the Borrower and its Subsidiaries taken as a whole, (iv) Liens on uncertificated securities, (v) Liens on Collateral the perfection of which requires filings in or other actions under the laws of jurisdictions outside of the United States of America, any State, territory or dependency thereof or the District of Columbia (except to the extent that such filings or other actions have been made or taken), (vi) Liens on contracts or Accounts Receivable on which the United States of America or any department, agency, or instrumentality thereof is the obligor, (vii) Liens on Proceeds of Accounts Receivable, until transferred to or deposited in the Collateral Proceeds Account (if any), (viii) claims of creditors of Persons receiving goods included as Collateral for "sale or return" within the meaning of Section 2-326 of the Uniform Commercial Code of the applicable jurisdiction and (ix) Liens on Investment Property that is not delivered to the Administrative Agent or as to which the Administrative Agent does not maintain continuous possession, upon filing of the financing statements delivered to the Administrative Agent by the Parent, MGI, the Borrower and its Subsidiaries on the Effective Date in the jurisdictions listed on Schedule 5.15 (which financing statements are in proper form for filing in such jurisdictions) (and the recording of the Trademark Security Agreement, and the making of filings after the Effective Date in any other jurisdiction as may be necessary under any Requirement of Law) and the delivery to, and continuing possession by, the Administrative Agent of all Instruments, Chattel Paper and Documents a security interest in which is, or may be, perfected by possession, the Liens created pursuant to each Security Document, when executed and delivered, will constitute valid Liens on and, to the extent provided therein, perfected security interests in the collateral referred to in such Security Document (but as to the Copyrights and the Copyright Licenses (as defined in the Guarantee and Collateral Agreement) and accounts arising therefrom, only to the extent the Uniform Commercial Code of the relevant jurisdiction, from time to time in effect, is applicable) in favor of the Administrative Agent for the benefit of the Lenders, which Liens will be prior to all other Liens of all other Persons, except for

Liens permitted pursuant to the Loan Documents (including, without limitation, those permitted to exist pursuant to subsection 8.3), and which Liens are enforceable as such as against all other Persons (except, with respect to goods only, buyers in the ordinary course of business to the extent provided in
Section 9-307(1) of the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction and except to the extent that recording of an assignment or other transfer of title to the Administrative Agent in the United States Patent and Trademark Office may be necessary for such enforceability), except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Notwithstanding any other provision of this Agreement, capitalized terms which are used in this subsection 5.15 and not defined in this Agreement are so used as defined in the applicable Security Document.

      5.16 Investment Company Act; Other Regulations. Neither the Parent nor the Borrower is an "investment company", or a company "controlled" by an entity required to be registered as an "investment company", within the meaning of the Investment Company Act. Neither the Parent nor the Borrower is subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness as contemplated hereby.

      5.17 Subsidiaries. Schedule 5.17 sets forth all the Subsidiaries of the Parent at the Effective Date, the jurisdiction of their incorporation or organization and the direct or indirect ownership interest of the Parent therein.

      5.18 Purpose of Loans. (a) The proceeds of the Term Loans shall be used to finance the CERA Intercompany Term Loan, to repay the loans made pursuant to the Letter Agreement and to pay certain fees and expenses related to the Transactions.

      (b) The proceeds of the Delayed Draw Term Loans will be used to finance future acquisitions of businesses principally engaged in providing consulting services or providing information or analytic services (including the distribution of information through any medium); provided that such acquisitions are not hostile in any manner.

      (c) The proceeds of the Revolving Credit Loans shall be used to provide for the working capital needs and other business requirements of the Parent and its Subsidiaries resulting from or following the Transactions and to fund intercompany revolving credit loans of up to $5,000,000 (the "CERA Intercompany Revolving Credit Loans") to CERA to finance the working capital needs and other business requirements of CERA and its Subsidiaries (if any) resulting from or following the Transactions.

      5.19 CERA Intercompany Loans. The CERA Intercompany Term Loan and the CERA Intercompany Revolving Credit Loans will be evidenced by notes (the "CERA Notes"), substantially in the form of Exhibit D hereto, which will be guaranteed by the domestic Subsidiaries of CERA (if any). The CERA Notes and the guarantees thereof will be secured by and supported by first priority security interests subject to Liens permitted by subsection 8.3 in or mortgages of all receivables, inventory, equipment, trademarks, copyrights and other tangible and intangible assets of CERA and each of its domestic Subsidiaries, and by pledges of 100% of the capital stock of CERA's domestic Subsidiaries (if any) and 65% of the capital stock of its foreign Subsidiaries (if any) (the "CERA Collateral Agreement"); in addition, CERA will enter into a trademark security agreement with respect to the pledge of its trademarks (the "CERA Trademark Security Agreement").

      5.20 Environmental Matters. Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

      (i) The Parent, the Borrower and their Subsidiaries: (A) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; and (B) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations.

      (ii) Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Parent, the Borrower or any of their Subsidiaries or at any other location, which could reasonably be expected to (A) give rise to liability of the Parent, the Borrower or any of their Subsidiaries under any applicable Environmental Law, or (B) interfere with the Parent's or the Borrower's planned or continued operations, or (C) impair the fair saleable value of any real property owned or leased by the Parent or the Borrower or any of their Subsidiaries.

      (iii) Neither the Parent, the Borrower nor any of their Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information with respect to any Materials of Environmental Concern.

      (iv) Neither the Parent, the Borrower nor any of their Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

      5.21 No Material Misstatements. The written information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Parent or the Borrower to the Administrative Agent and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Effective Date any material misstatement of fact. It is understood that (x) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Parent and the Borrower and (ii) such assumptions were believed by such management to be reasonable and (y) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

      5.22 Delivery of the Transaction Documents. The Administrative Agent has received for itself and for each Lender a complete photocopy of the Transaction Documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof in any material respect.

      5.23 Representations and Warranties Contained in the Transaction Documents. The Transaction Documents will have been duly executed and delivered by each of the Loan Parties which is a party thereto on or prior to the Effective Date and, to the knowledge of the Borrower, all other parties thereto, and are in full force and effect on the Effective Date. As of the Effective Date, the representations and warranties of the Borrower and the Parent and, to the knowledge of the Borrower, any of the other parties thereto contained in the Transaction Documents (after giving effect to any amendments, supplements, waivers or other modifications of the Transaction Documents on or prior to the Effective Date) are true and correct in all material respects except as otherwise disclosed to the Administrative Agent in writing on or prior to the Effective Date.


                         SECTION 6. CONDITIONS PRECEDENT

      6.1 Conditions to Initial Extension of Credit. This Agreement, including, without limitation, the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

      (a) Loan Documents. The Administrative Agent shall have received the following Loan Documents, executed and delivered as required below, with a copy for each applicable Lender:

      (i) this Agreement, executed and delivered by a duly authorized officer of each of the Borrower and the Parent;

      (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of each of the Parent, MGI, the Borrower and each of the Domestic Subsidiaries (if any) of the Borrower;

      (iii) a Trademark Security Agreement, executed and delivered by a duly authorized officer of each of the Parent, MGI, the Borrower and each of the Domestic Subsidiaries (if any) of the Borrower;

      (iv) any Notes requested by the Lenders in accordance with subsections 2.2, 2.7 and 2.10, executed by a duly authorized officer of the Borrower; and

      (v) the CERA Notes and the CERA Security Documents, executed and delivered by a duly authorized officer of CERA and each of its domestic Subsidiaries (if any).

      (b) Corporate/Limited Liability Company Structure. The corporate or limited liability company, as the case may be, and capital structure of each Loan Party as a result of the Transactions shall be reasonably satisfactory in all respects to the Administrative Agent. The Parent shall own all of the Capital Stock of MGI and CERA.

      (c) Transactions. The Transactions shall have been consummated simultaneously with the closing hereof and pursuant to the Transaction Documents. Each of the Transaction Documents shall have been executed and delivered on terms and conditions reasonably satisfactory to the Administrative Agent and no material provision of the Merger Agreement shall have been waived or amended, supplemented or otherwise modified (except as may be so reasonably satisfactory to the Administrative Agent). The sources and uses of funds for the

Transactions shall be substantially as set forth in the funds flow memorandum dated February 12, 1998 as provided by the Borrower. The Parent, MGI, the Borrower and its Subsidiaries have no Indebtedness other than as permitted pursuant to subsection 8.2.

      (d) Fees. The Agents and the Arrangers shall have received, simultaneously with the consummation of the Transactions, all fees and expenses required, and as agreed to in writing, to be paid on the Effective Date.

      (e) Governmental Approvals. All governmental and third party approvals (including landlords' and other consents) required to be obtained on or prior to the Effective Date in connection with the Transactions, the financing contemplated hereby and the continuing operations of the Parent, MGI, the Borrower and its Subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods under applicable law shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose material adverse conditions on the Transactions or the financing thereof.

      (f) Financial Statements. The Lenders shall have received (i) reasonably satisfactory audited consolidated financial statements of each of MGI and CERA as of December 31, 1996 (with respect to MGI) and as of June 30, 1997 (with respect to CERA) accompanied by an audit report from Coopers & Lybrand, L.L.P. (with respect to MGI) and KPMG Peat Marwick LLP (with respect to CERA) or another accounting firm reasonably satisfactory to the Lenders, (ii) reasonably satisfactory unaudited interim consolidated financial statements of each of MGI and CERA for each fiscal quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph for which such unaudited financial statements are available and (iii) reasonably satisfactory unaudited monthly financial statements for MGI and CERA for each fiscal month ended subsequent to the date of the date of quarterly financial statements delivered pursuant to clause (ii) of this paragraph for which such unaudited financial statements are available.

      (g) Fees and Expenses. The Administrative Agent shall have received reasonably satisfactory evidence that the fees and expenses to be incurred by the Borrower in connection with the Transactions and the financing thereof (including this Agreement) shall not exceed $8,000,000 in the aggregate.

      (h) No Material Change. Since the date of the most recent financial statements provided to the Lenders prior to the date hereof, there shall not have occurred or become known to any Lender any material adverse condition or material adverse change in or affecting (i) the business, operations, property, condition (financial or otherwise) or prospects of the Parent and its Subsidiaries taken as a whole or (ii) the Transactions contemplated hereby.

      (i) Lien Searches. The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent, of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to personal property of the Parent and any of its Subsidiaries in any of the jurisdictions set forth in
Schedule 5.15, and the results of such search shall not reveal any liens other than liens permitted by subsection 8.3 or liens that shall have been released on or prior to the Effective Date.

      (j) Legal Opinions. The Administrative Agent shall have received, with a photocopy for each Lender, the following executed legal opinions:

      (i) the executed legal opinion of Debevoise & Plimpton, special New York counsel to each of the Parent, the Borrower and the other Loan Parties, substantially in the form of Exhibit E;

      (ii) the executed legal opinion of Hale & Dorr, LLP, special counsel to CERA, in form and substance reasonably satisfactory to the Administrative Agent; and

      (iii) the executed legal opinion of Richards, Layton & Finger, in form and substance reasonably satisfactory to the Administrative Agent.

      (k) Actions to Perfect Liens. The Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on Form UCC-1 in each jurisdiction set forth on Schedule 5.15, necessary or, in the reasonable opinion of the Administrative Agent, advisable to perfect the Liens created by the Security Documents and the CERA Security Documents shall have been completed or shall be ready to be completed promptly following the Effective Date, and all agreements, statements and other documents relating thereto shall be in form and substance reasonably satisfactory to the Administrative Agent.

      (l) Pledged Stock; Stock Powers; Pledged Notes; Endorsements. The Administrative Agent shall have received:

      (i) the certificates representing the Pledged Stock under (and as defined in) each of the Guarantee and Collateral Agreement and the CERA Collateral Agreement (if any), together with an undated stock power, as appropriate, for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and

      (ii) the promissory notes representing each of the Pledged Notes (including, without limitation, the CERA Notes) under (and as defined in) each of the Guarantee and Collateral Agreement and the CERA Collateral Agreement, duly endorsed as required by the Guarantee and Collateral Agreement and the CERA Collateral Agreement.

The Loan Parties shall have taken such other action as is reasonably satisfactory to the Administrative Agent to perfect the security interests created by the Guarantee and Collateral Agreement and the CERA Collateral Agreement.

      (m) Borrowing Certificate. The Administrative Agent shall have received, with a photocopy for each Lender, a certificate of the Borrower, dated the Effective Date, substantially in the form of Exhibit H, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer and the Secretary or any Assistant Secretary of the Borrower.

      (n) Corporate/Limited Liability Company Proceedings of the Loan Parties. The Administrative Agent shall have received, with a photocopy for each Lender, a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors of each Loan Party authorizing, as applicable, (i) the execution, delivery and performance of this Agreement, any Notes and the other Loan Documents and the Transaction Documents to which it is or will be a party as of the Effective Date, (ii), in the case of the Borrower, the Extensions of Credit to the Borrower and (iii) the granting by it of the Liens to be created pursuant to the Security Documents to which it is or will be a party as of the Effective Date, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Effective

Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified (except as any later resolution may modify any such earlier resolution), revoked or rescinded and are in full force and effect.

      (o) Incumbency Certificates of the Loan Parties. The Administrative Agent shall have received, with a photocopy for each Lender, a certificate of each Loan Party, dated the Effective Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document, reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer and the Secretary or any Assistant Secretary of such Loan Party.

      (p) Governing Documents. The Administrative Agent shall have received, with a photocopy for each Lender, copies of the certificate or articles of incorporation or limited liability company agreement, as the case may be, and by-laws (or other similar governing documents serving the same purpose) of each Loan Party, certified as of the Effective Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

      (q) Insurance. The Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of subsection 7.5 of this Agreement shall have been satisfied.

      (r) Management Contracts. The Administrative Agent shall be reasonably satisfied in all respects with the employment contracts and plans (including, but not limited to, bonus plans) with the senior management of each of the Parent, CERA, MGI, the Borrower and their Subsidiaries.

      The making of the initial Extensions of Credit by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this subsection 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

      6.2 Conditions to Each Other Extension of Credit. The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including, without limitation, the initial Extension of Credit and each Swing Line Loan) is subject to the satisfaction or waiver of the following conditions precedent:

      (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document, shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.

      (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

      (c) Letter of Credit Application. With respect to the issuance of any Letter of Credit, the Issuing Lender shall have received an Application, completed to its satisfaction, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request.

      Each borrowing by and Letter of Credit issued on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such borrowing or such issuance that the conditions contained in this subsection 6.2 have been satisfied.


                        SECTION 7. AFFIRMATIVE COVENANTS

      The Parent hereby agrees that, from and after the Effective Date and so long as the Revolving Credit Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and any other amount then due and owing to any Lender or the Administrative Agent hereunder and under any Note and termination or expiration of all Letters of Credit, the Parent shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

      7.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

      (a) as soon as available, but in any event not later than the 90th day following the end of each fiscal year of the Parent ending on or after the Effective Date, copies of the consolidated and consolidating balance sheets of the Parent and its consolidated Subsidiaries as at the end of such year and the related consolidated and consolidating statements of operations, changes in common stockholders' equity and cash flows for such year, setting forth, in each case, in comparative form the figures for and as of the end of the previous year, reported on (in the case of the consolidated statements) without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Coopers & Lybrand, L.L.P. or other independent certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent in its reasonable judgment or certified (in the case of the consolidating statements) by a Responsible Officer of the Parent as being fairly stated in all material respects;

      (b) as soon as available, but in any event not later than the 45th day following the end of each of the first three quarterly periods of each fiscal year of the Parent, the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of operations and cash flows of the Parent and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in comparative form the budgeted figures (as adjusted consistent with past practice) for the relevant period and the figures for the corresponding period of the previous fiscal year, certified by a Responsible Officer of the Parent as being fairly stated in all material respects (subject to normal year-end audit and other adjustments).

      All such financial statements delivered pursuant to subsection 7.1(a) or
(b) to be (and, in the case of any consolidating financial statements delivered pursuant to subsection 7.1(a) and any financial statements delivered pursuant to subsection 7.1(b) shall be certified by a Responsible Officer of the Parent as being) complete and correct in all material respects in conformity with GAAP and to be (and, in the case of any consolidating financial statements delivered pursuant to subsection 7.1(a) and any financial statements delivered pursuant to subsection 7.1(b) shall be certified by a Responsible Officer of the Parent as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Effective Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any financial statements delivered pursuant to subsection 7.1(b), for the absence of certain notes).

      7.2 Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender:

      (a) concurrently with the delivery of the financial statements referred to in subsection 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the audit necessary therefor no knowledge was obtained of any Default or Event of Default insofar as the same relates to any financial accounting matters covered by their audit, except as specified in such certificate;

      (b) concurrently with the delivery of the financial statements and reports referred to in subsections 7.1(a) and (b), a certificate signed by a Responsible Officer of the Parent (i) stating that, to the best of such Responsible Officer's knowledge, the Parent and its Subsidiaries during such period have observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Agreement, any Notes or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, and (ii) setting forth the calculations required to determine (A) compliance with all covenants set forth in subsection
8.1 (in the case of a certificate furnished with the financial statements referred to in subsections 7.1(a) and (b)), (B) compliance with the covenant set forth in subsection 8.8 (in the case of a certificate furnished with the financial statements referred to in subsection 7.1(a)) and (C) in the case of any such certificate furnished in respect of any fiscal quarter during which any Restricted Payment is made under subsection 8.7(b) or (d), compliance with the terms of said subsection 8.7(b) or (d), as the case may be;

      (c) as soon as available, but in any event not later than the 90th day after the beginning of each fiscal year of the Parent, a copy of the projections by the Parent of the operating budget and cash flow budget of the Parent and its Subsidiaries for such fiscal year, such projections to be accompanied by a certificate of a Responsible Officer of the Parent to the effect that such Responsible Officer believes such projections to have been prepared on the basis of reasonable assumptions;

      (d) within five Business Days after the same are sent, copies of all financial statements and reports which the Borrower sends to its public security holders, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which the Borrower may file with the SEC or any successor or analogous Governmental Authority; and

      (e) promptly, such additional financial and other information as any Lender may from time to time reasonably request, including certificates setting forth calculations showing that the Parent and the Borrower are in compliance with subsections 8.2(k), 8.3(j), 8.6(g) and 8.7(a) of this Agreement.

      7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent or any of its Subsidiaries, as the case may be.

         7.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as conducted by the Parent and its Subsidiaries on the Effective Date, taken as a whole, including, without limitation, businesses principally engaged in providing consulting services or providing information or analytic services (including the distribution of information through any medium), and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Parent and its Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to subsection 8.5, provided that the Parent and its Subsidiaries shall not be required to maintain any such rights, privileges or franchises, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

         7.5 Maintenance of Property; Insurance. Keep all property and systems useful and necessary in the business of the Parent and its Subsidiaries, taken as a whole, in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all property material to the business of the Parent and its Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried.

         7.6 Inspection of Property; Books and Records; Discussions. Keep proper books, records and accounts in which full, complete and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Parent and its Subsidiaries with officers and employees of the Parent and its Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired.

         7.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

         (a) as soon as possible after a Responsible Officer of the Parent or the Borrower knows or reasonably should know thereof, the occurrence of any Default or Event of Default;

         (b) as soon as possible after a Responsible Officer of the Parent or the Borrower knows or reasonably should know thereof, any (i) default or event of default under any Contractual Obligation of the Parent or any of its Subsidiaries, other than as previously disclosed in writing to the Lenders, or
(ii) litigation, investigation or proceeding which may exist at any time between the Parent or any of its Subsidiaries and any Governmental Authority, which in either case, would reasonably be expected to have a Material Adverse Effect;

         (c) as soon as possible after a Responsible Officer of the Parent or the Borrower knows or reasonably should know thereof, any litigation or proceeding to which the Parent or any of its Subsidiaries is a party or by which the Parent or its Subsidiaries would be bound in which the amount involved (not covered by insurance) and for which the Parent or any of its Subsidiaries would reasonably be expected to be responsible exceeds $1,000,000 or more or in which injunctive or similar relief against the Parent or any of its Subsidiaries is sought that would reasonably be expected to have a Material Adverse Effect;

         (d) the following events, as soon as reasonably possible and in any event within 30 days after a Responsible Officer of the Parent or the Borrower knows or reasonably should know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan or Multiemployer Plan, the creation of any Lien on the property of the Borrower or its Subsidiaries in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan; (ii) the institution of proceedings by the PBGC or the taking of any formal action by the Borrower or any of its Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which could reasonably be expected to result in the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, could be reasonably expected to result in liability to the Borrower in an amount that would exceed $5,000,000; or (iii) the existence of an Underfunding under a Single Employer Plan sponsored by the Borrower or any of its Subsidiaries that exceeds 10% of the value of the assets of such Single Employer Plan, in each case, determined as of the most recent annual valuation date of such Single Employer Plan on the basis of the actuarial assumptions used to determine the funding requirements of such Single Employer Plan as of such date;

         (e) as soon as possible after a Responsible Officer of the Parent or the Borrower knows or reasonably should know thereof, any material adverse change in the business, operations, property, condition (financial or otherwise) or prospects of the Parent and its Subsidiaries taken as a whole; and

         (f) as soon as possible after a Responsible Officer of the Parent or the Borrower knows or reasonably should know thereof, (i) any release or discharge by the Parent or any of its Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Parent reasonably determines that the total Environmental Costs arising out of such release or discharge are unlikely to exceed $2,000,000 or to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that could result in liability under applicable Environmental Laws unless the Parent reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event are unlikely to exceed $2,000,000 or to have a Material Adverse Effect, or could result in the imposition of any material lien or other restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Parent or any of its Subsidiaries and which would affect the conduct of the business of the Parent or any of its Subsidiaries in the ordinary course; and (iii) any proposed action to be taken by the Parent or any of its Subsidiaries that would reasonably be expected to subject the Parent or any of its Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Parent reasonably determines that the total Environmental Costs arising out of such proposed action are unlikely to exceed $1,500,000 or to have a Material Adverse Effect.

         Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Parent or the Borrower, as applicable (and, if applicable, the relevant Commonly Controlled Entity or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Parent or the Borrower, as the case may be (or, if applicable, the relevant Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.

         7.8 Environmental Laws. (a) (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Parent or its Subsidiaries.

         (b) Conduct and complete or cause to be conducted and completed all investigations, studies, sampling and testing, and all remedial, removal, and other actions required under applicable Environmental Laws; and promptly comply with all orders and directives of all Governmental Authorities regarding Environmental Laws, (i) except where non-compliance with any such order or directive would not reasonably be expected to have a Material Adverse Effect or
(ii) other than any such order or directive as to which an appeal or other appropriate contest is or has been timely and properly taken, is being diligently pursued in good faith, and as to which appropriate reserves have been established in accordance with GAAP, and, if the effectiveness of such order or directive has not been stayed, the pendency of such appeal or other appropriate contest does not give rise to a Material Adverse Effect.

         7.9 After-Acquired Real Property and Fixtures. (a) With respect to any owned real property or fixtures, in each case with a purchase price or a fair market value of at least $250,000, in which the Parent, MGI, the Borrower or any of its Subsidiaries acquires ownership rights at any time after the Effective Date, promptly grant to the Administrative Agent, for the benefit of the Lenders, a Lien of record on all such owned real property and fixtures, upon terms reasonably satisfactory in form and substance to the Administrative Agent and in accordance with any applicable requirements of any Governmental Authority (including, without limitation, any required appraisals of such property under FIRREA); provided that (i) nothing in this subsection 7.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by the Parent, MGI, the Borrower, any of its Subsidiaries or any other Person and (ii) no such Lien shall be required to be granted as contemplated by this subsection 7.9 on any owned real property or fixtures the acquisition of which is financed, or is to be financed within any time period permitted by subsection 8.2(d), in whole or in part through the incurrence of Indebtedness permitted by subsection 8.2(d), until such Indebtedness is repaid in full (and not refinanced as permitted by subsection 8.2(d)) or, as the case may be, the Parent or the Borrower determines not to proceed with such financing or refinancing. In connection with any such grant to the Administrative Agent, for the benefit of the Lenders, of a Lien of record on any such real property in accordance with this subsection, the Parent, the Borrower or such Subsidiary shall deliver or cause to be delivered to the Administrative Agent any surveys, title insurance policies, environmental reports and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the Administrative Agent shall reasonably request (in light of the value of such real property and the cost and availability of such surveys, title insurance policies, environmental reports and other documents and whether the delivery of such surveys, title surance policies, environmental reports and other documents would be customary in connection with such grant of such Lien in similar circumstances).

         (b) At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Administrative Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents.


                          SECTION 8. NEGATIVE COVENANTS

         The Parent hereby agrees that, from and after the Effective Date and so long as the Revolving Credit Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and any other amount then due and owing to any Lender or the Administrative Agent hereunder and under any Note and termination or expiration of all Letters of Credit, the Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

         8.1 Financial Condition Covenants. (a) Minimum Consolidated EBITDA. Permit the Consolidated EBITDA of the Parent and its Subsidiaries for any period of four consecutive fiscal quarters of the Parent and its Subsidiaries ending on the dates set forth below to be less than the amount set forth opposite such date below:

                        Date                                Amount
                        ----                                ------
                  June 30, 1998                          $10,000,000
                  September 30, 1998                     $10,000,000
                  December 31, 1998                      $10,000,000
                  March 31, 1999                         $10,000,000
                  June 30, 1999                          $10,500,000
                  September 30, 1999                     $10,500,000
                  December 31, 1999                      $10,500,000
                  March 31, 2000                         $10,500,000
                  June 30, 2000                          $11,000,000
                  September 30, 2000                     $11,000,000
                  December 31, 2000                      $11,000,000
                  March 31, 2001                         $11,000,000
                  June 30, 2001                          $11,500,000
                  September 30, 2001                     $11,500,000
                  December 31, 2001                      $11,500,000
                  March 31, 2002                         $11,500,000
                  June 30, 2002                          $12,000,000
                  September 30, 2002                     $12,000,000
                  December 31, 2002                      $12,000,000

; provided that the amount set forth above with respect to any given date shall be increased by 33 1/3% of the amount of any Delayed Draw Term Loans made during such previous fiscal quarter; and provided, further, that during the first three fiscal quarters (ended June 30, 1998, September 30, 1998 and December 31, 1998), Consolidated EBITDA for purposes of this subsection 8.1(a) will be calculated based upon the Parent's operations after the Effective Date, annualized in the following manner:

     first fiscal quarter:    actual figure for such quarter multiplied by four.

    second fiscal quarter:    actual figures for each of first and second fiscal
                                quarters multiplied by two.

     third fiscal quarter:    actual figures for each of first, second and third
                                fiscal quarters multiplied by 4/3.

It is also expressly understood that if an acquisition permitted by subsection 8.9(l) is consummated during any fiscal quarter set forth above, the Consolidated EBITDA of the Parent and its Subsidiaries for the next three fiscal quarters for purposes of this subsection 8.1(a) will be annualized in the manner described above.

         (b) Minimum Net Worth. Permit, (i) as of June 30, 1998, the Consolidated Net Worth of the Parent and its Subsidiaries on such date to be less than the amount equal to 90% of the Consolidated Net Worth of the Parent and its Subsidiaries as reported in the June 30, 1998 financial statements and
(ii) thereafter, the Consolidated Net Worth of the Parent and its Subsidiaries at the end of each succeeding fiscal quarter to be less than the amount calculated in clause (i) above; provided that at the end of each fiscal year of the Parent (commencing with the year ended June 30, 1999), the amount established pursuant to this clause (ii) shall be increased by 25% of the Parent's Consolidated Net Income for the immediately preceding fiscal year.

         (c) Maintenance of Leverage Ratio. Permit, on any date set forth below, the Leverage Ratio of the Parent and its Subsidiaries on such date to be greater than the ratio set forth opposite such date below:

                         Date                               Ratio
                         ----                               -----
                  June 30, 1998                          2.50 to 1.00
                  September 30, 1998                     2.50 to 1.00
                  December 31, 1998                      2.50 to 1.00
                  March 31, 1999                         2.50 to 1.00
                  June 30, 1999                          2.50 to 1.00
                  September 30, 1999                     2.50 to 1.00
                  December 31, 1999                      2.50 to 1.00
                  March 31, 2000                         2.50 to 1.00
                  June 30, 2000                          2.25 to 1.00
                  September 30, 2000                     2.25 to 1.00
                  December 31, 2000                      2.25 to 1.00
                  March 31, 2001                         2.25 to 1.00
                  June 30, 2001                          2.25 to 1.00
                  September 30, 2001                     2.25 to 1.00
                  December 31, 2001                      2.25 to 1.00
                  March 31, 2002                         2.25 to 1.00
                  June 30, 2002                          2.25 to 1.00
                  September 30, 2002                     2.25 to 1.00
                  December 31, 2002                      2.25 to 1.00

         8.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (including any Indebtedness of any of their Subsidiaries) or issue or permit to be outstanding any preferred stock (other than to the Parent and its Subsidiaries), except:

         (a) Indebtedness of the Borrower under this Agreement and under any Notes;

         (b) Indebtedness of the Parent to any of its Subsidiaries and of any Subsidiary (other than CERA and its Subsidiaries) to the Parent or any other Subsidiary (other than CERA and its Subsidiaries);

         (c) Indebtedness of CERA and its Subsidiaries (i) with respect to the CERA Intercompany Term Loan and the CERA Intercompany Revolving Credit Loans or
(ii) to the Parent for Capital Stock of the Parent issued by the Parent to CERA;

         (d) Indebtedness of the Parent and any of its Subsidiaries incurred to finance or refinance the acquisition of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise) otherwise permitted pursuant to this Agreement, and any other Financing Leases, in an aggregate principal amount not exceeding in the aggregate as to the Parent and its Subsidiaries $2,000,000 at any one time outstanding, provided that such Indebtedness is incurred substantially simultaneously with such acquisition or within six months after such acquisition or in connection with a refinancing thereof;

         (e) to the extent that any Indebtedness may be incurred or arise thereunder, Indebtedness of the Parent and its Subsidiaries under Permitted Hedging Arrangements;

         (f) other Indebtedness outstanding or incurred under facilities in existence on the Effective Date and listed on Schedule 8.2(f) hereto, and any refinancings, refundings, renewals or extensions thereof on financial and other terms, in the reasonable judgment of the Borrower, no more onerous to the Parent or any of its Subsidiaries in the aggregate than the financial and other terms of such Indebtedness, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amounts paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal or extension;

         (g) Indebtedness of Foreign Subsidiaries of the Parent in aggregate principal amount at any one time outstanding not exceeding, as to all such Foreign Subsidiaries, $1,000,000;

         (h) to the extent that any Guarantee Obligation permitted under subsection 8.4 constitutes Indebtedness, such Indebtedness;

         (i) Indebtedness of the Parent or any of its Subsidiaries incurred to finance insurance premiums in the ordinary course of business;

         (j) Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

         (k) Indebtedness with respect to subordinated seller paper issued with respect to acquisitions permitted under subsection 8.9(l) and on terms and conditions satisfactory to the Required Lenders and in an amount not to exceed $10,000,000; and

         (l) Indebtedness not otherwise permitted by the preceding clauses of this subsection 8.2 not exceeding $1,000,000 in aggregate principal amount at any one time outstanding.

With respect to any Indebtedness denominated in a foreign currency, for purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of such Indebtedness under this subsection 8.2, the amount of such Indebtedness shall be calculated based on the currency exchange rate in effect on the date of the incurrence thereof.

         8.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

         (a) Liens for taxes, assessments and similar charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or which are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves with respect thereto are maintained on the books of the Parent or its Subsidiaries, as the case may be, in conformity with GAAP;

         (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted;

         (c) Liens of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases, provided that the rental payments secured thereby are not yet due and payable;

         (d) pledges, deposits or other Liens in connection with workers' compensation, unemployment insurance, other social security benefits or other insurance related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

         (e) Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, if appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order, are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

         (f) Liens to secure the performance of bids, trade contracts (other than for borrowed money), obligations for utilities, leases, statutory obligations, surety and appeal bonds, performance bonds, judgment and like bonds, replevin and similar bonds and other obligations of a like nature incurred in the ordinary course of business;

         (g) zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title which do not materially interfere with the ordinary conduct of the business of the Parent and its Subsidiaries taken as a whole;

         (h) Liens securing or consisting of Indebtedness of the Parent and its Subsidiaries permitted by subsection 8.2(d) incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created no later than the later of the date of such acquisition or the date of the incurrence or assumption of such Indebtedness, and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and, in the case of Indebtedness assumed in connection with any such acquisition, the property subject thereto immediately prior to such acquisition;

         (i) Liens existing on assets or properties at the time of the acquisition thereof by the

Parent or any of its Subsidiaries which do not materially interfere with the use, occupancy, operation and maintenance of structures existing on the property subject thereto or extend to or cover any assets or properties of the Parent or such Subsidiary other than the assets or property being acquired;

         (j) Liens (i) in existence on the Effective Date and listed in Schedule 8.3(j) hereto and other Liens securing Indebtedness of the Parent and its Subsidiaries permitted by subsection 8.2(f), provided that after the Effective Date no such Lien is spread to cover any additional property and that the amount of Indebtedness secured thereby is not increased except as permitted by subsection 8.2(f), or (ii) not otherwise permitted hereunder, all of which Liens permitted pursuant to this subsection 8.3(j)(ii) secure obligations not exceeding (as to the Parent and all its Subsidiaries) $250,000 in aggregate amount at any time outstanding;

         (k) Liens created pursuant to the Security Documents, the CERA Notes or otherwise securing Indebtedness permitted by subsection 8.2(a) or pursuant to any agreement referred to in subsection 8.13;

         (l) any encumbrance or restriction (including, without limitation, put and call agreements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement, provided that no such encumbrance or restriction affects in any way the ability of the Parent or any of its Subsidiaries to comply with subsection 8.13(b);

         (m) Liens on property of any Foreign Subsidiary of the Parent securing Indebtedness of such Foreign Subsidiary permitted by subsection 8.2(g) or otherwise permitted under this Agreement; and

         (n) Liens on Intellectual Property (as defined in subsection 5.9) and foreign trademarks, trademark applications, tradenames, copyrights, technology, know-how and processes to the extent such Liens arise from the granting of licenses to use such Intellectual Property and foreign trademarks, trademark applications, tradenames, copyrights, technology, know-how and processes to any Person in the ordinary course of business of the Parent or any of its Subsidiaries.

         8.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except:

         (a) Guarantee Obligations in existence on the Effective Date and listed in Schedule 8.4(a) hereto, and any refinancings, refundings, extensions or renewals thereof, provided that the amount of such Guarantee Obligation shall not be increased at the time of such refinancing, refunding, extension or renewal except to the extent that the amount of Indebtedness in respect of such Guarantee Obligations is permitted to be increased by subsection 8.2(f);

         (b) Guarantee Obligations for performance, appeal, judgment, replevin and similar bonds and suretyship arrangements, all in the ordinary course of business;

         (c)  Reimbursement Obligations in respect of the Letters of Credit;

         (d) Guarantee Obligations in respect of third-party loans and advances to directors, officers or employees of, or consultants to, the Parent or any of its Subsidiaries (i) for travel and entertainment expenses incurred in the ordinary course of business, (ii) for relocation expenses incurred in the ordinary course of business, (iii) in connection with the purchase of Capital Stock of the Parent and any refinancings, refundings, extensions and renewals thereof or (iv) for other purposes in an aggregate amount (as to the Parent and all its Subsidiaries), together with the aggregate amount of all Investments permitted under subsection 8.9(e)(iv), of up to $500,000 outstanding at any time (without duplication);

         (e) obligations to insurers required in connection with worker's compensation and other insurance coverage incurred in the ordinary course of business;

         (f) obligations of the Parent and its Subsidiaries under Permitted Hedging Arrangements;

         (g) guarantees made in the ordinary course of its business by the Parent or any of its Subsidiaries of obligations of the Parent or any of its Subsidiaries, which obligations are otherwise permitted under this Agreement;

         (h) Guarantee Obligations in connection with sales or other dispositions permitted under subsection 8.6, including guarantees with respect to leases, indemnification obligations, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

         (i) Guarantee Obligations incurred pursuant to the Guarantees or otherwise in respect of Indebtedness permitted by subsection 8.2;

         (j) Guarantee Obligations in respect of letters of credit issued for the account of Foreign Subsidiaries, provided that the aggregate amount of such Guarantee Obligations, taken together with the aggregate amount of other Indebtedness of Foreign Subsidiaries outstanding pursuant to subsection 8.2(g), shall not exceed the aggregate amount of such Indebtedness permitted pursuant to such subsection;

         (k) guarantees made in connection with transactions permitted under subsection 8.9(e);

         (l) Guarantee Obligations arising out of customary indemnification provisions in agreements relating to the purchase and sale of assets (including Capital Stock) or businesses permitted hereunder; and

         (m) Guarantee Obligations incurred in connection with the formation or operation of joint ventures; provided that the amount of each such Guarantee Obligation would be permitted to be invested pursuant to subsection 8.9(k) on the date of the incurrence thereof.

         8.5 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

         (a) any Subsidiary of the Parent may be merged or consolidated with or into the Parent (provided that the Parent shall be the continuing or surviving entity) or with or into any one or more Wholly Owned Subsidiaries of the Parent (provided that the Wholly Owned Subsidiary or Subsidiaries of the Parent shall be the continuing or surviving entity);

         (b) any Subsidiary of the Parent may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Parent or any Wholly Owned Subsidiary of the Parent; and

         (c) as expressly permitted by subsections 8.6 and 8.13.

         8.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Parent, issue or sell any shares of such Subsidiary's Capital Stock, to any Person other than the Parent or any Wholly Owned Subsidiary of the Parent, except:

         (a) the sale or other Disposition of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business;

         (b) the sale or other Disposition of any property in the ordinary course of business;

         (c) the sale or discount without recourse of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable, in connection with the compromise or collection thereof provided that, in the case of any Foreign Subsidiary of the Parent, any such sale or discount may be with recourse if such sale or discount is consistent with customary practice in such Foreign Subsidiary's country of business and the aggregate amount of any such recourse shall be included in the determination of such Foreign Subsidiary's Indebtedness for purposes of subsection 8.2(g);

         (d)  as permitted by subsection 8.5(b) or 8.9(k);

         (e) Dispositions of any assets or property by the Parent or any of its Subsidiaries to the Parent or any Wholly Owned Subsidiary of the Parent (other than CERA and its Subsidiaries; provided that CERA and its Subsidiaries shall be permitted to dispose of any assets or property of CERA or such Subsidiary to CERA or any other Subsidiary of CERA);

         (f) the abandonment or other Disposition of trademarks or other intellectual property that are, in the reasonable judgment of the Parent, no longer economically practicable to maintain or useful in the conduct of the business of the Parent and its Subsidiaries taken as a whole; and

         (g) Asset Sales by the Parent or any of its Subsidiaries the Net Cash Proceeds of which do not exceed $1,000,000 in the aggregate after the Effective Date.

         8.7 Limitation on Restricted Payments. Declare or pay any dividend (other than dividends payable solely in Capital Stock of the Parent or options, warrants or other rights to purchase Capital Stock of the Parent) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Parent or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution (other than distributions payable solely in Capital Stock of the Parent or options, warrants or other rights to purchase Capital Stock of the Parent) in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent (any such dividend or other payment or distribution, a "Restricted Payment"), except that:

         (a) any Subsidiary of the Parent may purchase Capital Stock of the Parent in connection with the (i) issuance of Capital Stock of the Parent upon the exercise of options or (ii) purchase or grant of Capital Stock of the Parent by or to directors, officers, employees of, or consultants to, any Subsidiary;

         (b) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Parent or any of its Subsidiaries may repurchase Capital Stock of the Parent or options to purchase such Capital Stock pursuant to buyback provisions of management subscription or option agreements entered into at the time of or prior to the acquisition of such Capital Stock or options, as the case may be, by the relevant holders thereof for an aggregate amount for all such repurchases from the Effective Date of up to $1,500,000 (which amount shall be increased by the amount of any cash realized by the Parent and its Subsidiaries in sales to officers, employees, directors and consultants of and to the Parent and its Subsidiaries of any such Capital Stock or options after the transactions contemplated on the Effective Date);

         (c) CERA may make payments required by Section 5.4 of the Merger Agreement; and

         (d) the Parent may pay cash dividends to its members in amounts as required by Section 9.2 of the LLC Agreement as in effect on the date hereof for Tax Liability Distributions (as defined in the LLC Agreement) to enable its members to pay when due current Federal, state and local income taxes, provided that after giving effect to any such payment no Default or Event of Default shall have occurred and be continuing and the Parent shall be in pro forma compliance with its covenants in subsection 8.1 assuming that such cash dividend payments had been made on the last day of the immediately preceding fiscal quarter of the Parent.

         8.8 Limitation on Capital Expenditures. Make or commit to make any Capital Expenditures (excluding any expenses incurred in connection with normal replacement and maintenance programs properly charged to current operations); provided that the Parent and its Subsidiaries may make Capital Expenditures in an amount not to exceed, for any test period set forth below, the amount set forth opposite such test period below:

                  Test Period                           Amount
                  -----------                           ------
         Effective Date - June 30, 1998               $5,000,000
         July 1, 1998 -  June 30, 1999                $3,000,000
         July 1, 1999 -  June 30, 2000                $3,000,000
         July 1, 2000 -  June 30, 2001                $3,000,000
         July 1, 2001 -  June 30, 2002                $3,000,000
         July 1, 2002 -  Termination Date             $3,000,000

provided that (i) any Capital Expenditures permitted to be made during any test period and not made during such test period may be carried over and expended during the next succeeding test period only and (ii) Capital Expenditures made during any fiscal year shall be first deemed made in respect of amounts carried over from the prior fiscal year and then deemed made in respect of amounts permitted for such fiscal year.

         8.9 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment, in cash or by transfer of assets or property, in (each an "Investment"), any Person, except:

         (a)  extensions of trade credit in the ordinary course of business;

         (b)  Investments in cash and Cash Equivalents;

         (c) Investments existing on the Effective Date and described in
Schedule 8.9(c), setting forth the respective amounts of such Investments as of a recent date;

         (d) Investments in notes receivable and other instruments and securities obtained in connection with transactions permitted by subsection 8.6(c);

         (e) loans and advances to officers, directors or employees of or consultants to the Parent, the Borrower or any of their respective Subsidiaries
(i) in the ordinary course of business for travel and entertainment expenses,
(ii) existing on the Effective Date and described in Schedule 8.9(c), (iii) made after the Effective Date for relocation expenses in the ordinary course of business, (iv) in connection with the purchase of Capital Stock of the Parent,
(v) made for other purposes in an aggregate amount (as to the Parent and all its Subsidiaries), together with the aggregate amount of all Guarantee Obligations permitted pursuant to subsection 8.4(d), of up to $500,000 outstanding at any time (without duplication) or (vi) relating to indemnification or reimbursement of any officers, directors, employees, agents or consultants in respect of liabilities relating to their serving in any such capacity or as otherwise specified in subsection 8.10;

         (f) Investments by the Parent in its Wholly Owned Subsidiaries, by such Wholly Owned Subsidiaries in the Parent and in Wholly Owned Subsidiaries of the Parent and by non-Wholly Owned Subsidiaries in the Parent and in Subsidiaries of the Parent;

         (g) Investments of the Parent and its Subsidiaries under Permitted Hedging Arrangements;

         (h) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or otherwise described in subsection 8.3(c), (d) or (f);

         (i) Investments representing non-cash consideration received by the Parent or any of its Subsidiaries in connection with any Asset Sale, provided that in the case of any Asset Sale permitted under subsection 8.6(g), such non-cash consideration constitutes not more than 25% of the aggregate consideration received in connection with such Asset Sale and any such non-cash consideration received by the Parent, the Borrower or any of their respective Domestic Subsidiaries is pledged to the Administrative Agent for the benefit of the Lenders pursuant to the Security Documents (or in the case of CERA and its Subsidiaries or a new Domestic Subsidiary of the Parent that is not a Subsidiary of MGI or the Borrower and to whom funds are loaned by the Borrower, the CERA Security Documents, or documents similar thereto, as the case may be);

         (j) Investments representing evidences of Indebtedness, securities or other property received from another Person by the Parent or any of its Subsidiaries in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other Person held by the Parent or any of its Subsidiaries; provided that any such securities or other property received by the Parent, the Borrower or any of their respective Domestic Subsidiaries is pledged to the Administrative Agent for the benefit of the Lenders pursuant to the Security Documents;

         (k) Investments by the Parent or any of its Subsidiaries in a Person in connection with a joint venture or similar arrangement in respect of which no other coinvestor or other Person has a greater legal or beneficial ownership interest than the Parent or such Subsidiary in an aggregate amount not to exceed at any time an amount equal to $1,000,000, less the amount of any outstanding Guarantee Obligations pursuant to subsection 8.4(m); and

         (l) so long as (x) no Default or Event of Default has occurred and is continuing at the time of such acquisition or would occur after giving effect to such acquisition and (y) the Parent would be in pro forma compliance with the financial covenants set forth in subsections 8.1(a), (b) and (c), as of the date such acquisition is consummated after giving effect to such acquisition, acquisitions made with the proceeds of the Delayed Draw Term Loans, Capital Stock of the Parent, available cash and/or subordinated seller paper of businesses principally engaged in providing consulting services or providing information or analytic services (including the distribution of information through any medium), so long as (i) such acquisition is permitted by subsection
8.5 or (ii) the aggregate cash consideration paid by the Parent and its Subsidiaries in connection with all such acquisitions made pursuant to this clause (ii) since after the Effective Date does not exceed at any time an amount equal to $15,000,000.

         8.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement and (b) upon terms no less favorable to the Parent or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate; provided that nothing contained in this subsection
8.10 shall be deemed to prohibit:

         (i) the payment of transaction expenses in connection with this Agreement and the Transactions;

         (ii) the Parent or any of its Subsidiaries from entering into, making payments pursuant to and otherwise performing an indemnification and contribution agreement in favor of CD&R, C&D Fund IV, Brera, or their respective Affiliates or any person who is or becomes a director, officer, agent or employee of or consultant to the Parent or any of its Subsidiaries, in respect of liabilities (A) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by the Parent or any of its Subsidiaries, (B) incurred to third parties for any action or failure to act of the Parent or any of its Subsidiaries, predecessors or successors, (C) arising out of the fact that any indemnitee was or is a director, officer, agent or employee of or consultant to the Parent or any of its Subsidiaries, or is or was serving at the request of any such entity, as a director, officer, employee or agent of or consultant to another corporation, partnership, joint venture, trust or enterprise, (D) arising out of the performance by CD&R or Brera of management consulting or financial advisory services provided to the Parent or any of its Subsidiaries or (E) to the fullest extent permitted by Delaware or other applicable state law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director, officer or employee of the Parent or any of its Subsidiaries;

         (iii) the Parent or any of its Subsidiaries from performing any agreements or commitments with or to any Affiliate existing on the Effective Date and described on Schedule 8.10;

         (iv) any transaction permitted under subsection 8.4(d), 8.4(i), 8.5, 8.7, 8.9(c), 8.9(e) or 8.9(k);

         (v) consulting, employment and management or other compensation arrangements with directors, officers or employees of, or consultants to, the Parent or any of its Subsidiaries; or

         (vi) management agreements with respect to CD&R, Brera or their respective Affiliates.

         For purposes of this subsection 8.10, (A) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence hereof if (i) such transaction is approved by a majority of the Disinterested Directors of the board of directors of the Parent or such Subsidiary, or (ii) in the event that at the time of any such transaction, there are no Disinterested Directors serving on the board of directors of the Parent or such Subsidiary, such transaction shall be approved by a nationally recognized expert with expertise in appraising the terms and conditions of the type of transaction for which approval is required, and (B) "Disinterested Director" shall mean, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

         8.11 Limitation on Changes in Fiscal Year. Beginning with the period ending June 30, 1998, permit the fiscal year of the Parent or the Borrower to end on a day other than June 30.

         8.12 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement, other than (a) this Agreement, the other Loan Documents and any related documents, (b) the CERA Security Documents and documents entered into pursuant to subsection 8.13(b) and any related documents and (c) any purchase money mortgages, acquisition agreements, Financing Leases or operating leases of real property entered into in the ordinary course of business, which prohibits or limits the ability of the Parent or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of obligations and liabilities under this Agreement, any Notes or any other Loan Documents upon any of its property, assets or revenues, whether now owned or hereafter acquired except for any such agreement relating to Indebtedness (i) of a Foreign Subsidiary of the Parent permitted by subsection 8.2(g) or (ii) otherwise permitted under this Agreement.

         8.13 Limitation on Lines of Business; Creation of Subsidiaries. (a) Enter into any business, either directly or through any Subsidiary or joint venture, except for those businesses of the same general type as those in which the Parent and its Subsidiaries are engaged on the Effective Date or which are directly related thereto, including, without limitation, businesses principally engaged in providing consulting services or providing information or analytic services (including the distribution of information through any medium).

         (b) Create any new Subsidiaries of the Parent or the Borrower other than any new Subsidiary that (i) (in the case of a new Domestic Subsidiary of the Parent or the Borrower) shall execute and deliver to the Administrative Agent, as applicable, the Guarantee and Collateral Agreement and other related security documents and take any necessary steps to perfect the security interests to be created thereby, (ii) (in the case of a new Domestic Subsidiary of the Parent that is not a Subsidiary of MGI or the Borrower and to whom funds are loaned by the Borrower) shall execute and deliver agreements substantially similar to the CERA Intercompany Term Loan documents or the CERA Intercompany Revolving Credit Loan documents and the CERA Security Documents, (iii) is a Subsidiary of the Parent but not of MGI or CERA; provided that the Borrower does not make any loan, advance or distribution to such Subsidiary or to the Parent or any other Subsidiary for the purpose of financing the purchase or establishment of such Subsidiary and to whom the Borrower does not make any loans, advances or distributions, (iv) is a new Foreign Subsidiary of the Parent or the Borrower and in respect of which 65% of the Capital Stock of such Subsidiary owned by the Parent or any of its Domestic Subsidiaries is pledged pursuant to the Guarantee and Collateral Agreement, the CERA Collateral Agreement or an agreement referred to in clause (ii) above and (v) for which the relevant parent entity (if such parent entity is the Parent, MGI, the Borrower or a Domestic Subsidiary of the Parent (other than CERA)) shall execute and deliver to the Administrative Agent a stock pledge agreement and take any necessary steps to perfect the security interest to be created thereby (which security interest shall not apply to more than 65% of such parent entity's ownership interest in any Foreign Subsidiary).

         (c) To the extent not prohibited by this Agreement, convey, sell or otherwise transfer shares of Capital Stock of a Foreign Subsidiary of the Borrower or MGI to the Borrower or MGI or any Domestic Subsidiary of the Borrower or MGI unless at the time of such conveyance, sale or transfer (or promptly thereafter) the Borrower or MGI or such Domestic Subsidiary shall execute and deliver to the Administrative Agent the Guarantee and Collateral Agreement (if not already a party thereto) and take any necessary steps to perfect the security interest to be created thereby (which security interest shall not apply to (i) more than 65% of the Borrower's or MGI's or such Domestic Subsidiary's ownership interest in any Foreign Subsidiary of the Borrower or MGI or (ii) any ownership interest in a non-Wholly Owned Foreign Subsidiary of the Borrower or MGI to the extent that the grant of such security interest would violate the terms of any agreements under which the Investment by the Borrower or MGI or any or its Subsidiaries was made therein).

         8.14 Limitations on Currency and Commodity Hedging Transactions. Enter into, purchase or otherwise acquire agreements or arrangements relating to currency, commodity or other hedging except, to the extent and only to the extent that, such agreements or arrangements are entered into, purchased or otherwise acquired in the ordinary course of business of the Parent or any of its Subsidiaries with reputable financial institutions and not for purposes of speculation (any such agreement or arrangement permitted by this subsection, a "Permitted Hedging Arrangement").

         8.15 Limitation on Modification of CERA Notes. Amend, supplement, waive or otherwise modify any of the provisions of the CERA Notes.

         8.16 Limitation on Licensing. License any software or trade names of the Parent or any of its Subsidiaries outside the ordinary course of business to any third party without the prior written consent of the Required Lenders.

         Notwithstanding the provisions of the foregoing Section 8, the Parent shall be allowed to consummate an initial public offering of its Capital Stock and in connection therewith become (by merger or otherwise) a corporation, provided that all provisions of this Agreement shall continue to apply to the Parent as a corporation and that at the time of the consummation of such initial public offering, no Default or Event of Default shall have occurred and be continuing.


                          SECTION 9. EVENTS OF DEFAULT

         If any of the following events shall occur and be continuing:

         (a) The Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or the Borrower shall fail to pay any interest or fees on any Loan, or any other amount payable hereunder, within five days after any such interest, fees or other amount becomes due in accordance with the terms hereof; or

         (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

         (c) Any Loan Party shall default in the observance or performance of any agreement contained in subsection 7.7(a) or Section 8 of this Agreement, and, in the case of a default in the observance or performance of its obligations under subsection 7.7(a) hereof, such default shall have continued unremedied for a period of two days after a Responsible Officer of the Parent or the Borrower shall have discovered or should have discovered such default; or

         (d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 9), and such default shall continue unremedied for a period ending on the earlier of (i) the date 30 days after a Responsible Officer of the Parent or the Borrower shall have discovered or should have discovered such default and (ii) the date 15 days after written notice has been given to the Parent or the Borrower by the Administrative Agent or the Required Lenders; or

         (e) The Parent, the Borrower or any of their Subsidiaries shall (i) default in (x) any payment of principal of or interest on any Indebtedness (other than the Loans and the Reimbursement Obligations) in excess of $500,000 or (y) in the payment of any Guarantee Obligation in excess of $500,000, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness or Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable (an "Acceleration"), and such time shall have lapsed and, if any notice (a "Default Notice") shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given; or

         (f) (i) Any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or
(iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

         (g) (i) Any Person shall engage in any non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) either of the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could be reasonably expected to result in a Material Adverse Effect; or

         (h) One or more judgments or decrees shall be entered against the Parent or any of its Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $1,500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 90 days from the entry thereof; or

         (i) (i) Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party which is a party to any of the Security Documents shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

         (j) Any Guarantee shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or any Guarantor shall so assert in writing; or

         (k) Any Loan Document (other than this Agreement, any of the Security Documents or any Guarantee) shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or any Loan Party shall so assert in writing; or

         (l) A Change of Control shall have occurred;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph 9(f) above with respect to the Borrower, automatically the Revolving Credit Commitments, the Term Loan Commitments and the Delayed Draw Term Loan Commitments, if any, shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts then owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and any Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to the Borrower, declare the Revolving Credit Commitments, the Term Loan Commitments and the Delayed Draw Term Loan Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments, the Term Loan Commitments and the Delayed Draw Term Loan Commitments, if any, shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and any Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable.

         With respect to any Letter of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower in respect of such Letter of Credit shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letter of Credit. Such Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the L/C Participants, a security interest in such cash collateral to secure all obligations of such Borrower in respect of such Letter of Credit under this Agreement and the other Loan Documents. Such Borrower shall execute and deliver to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of such security interest in such cash collateral account. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letter of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under any Notes. After all Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under any Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

         Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


       SECTION 10. THE ADMINISTRATIVE AGENT AND THE OTHER REPRESENTATIVES

         10.1 Appointment. Each Lender hereby irrevocably designates and appoints Chase as the Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Chase, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent and the Issuing Lender, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Other Representatives.

         10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

         10.3 Exculpatory Provisions. None of the Administrative Agent or any Other Representative nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by such Person under or in connection with this Agreement or any other Loan Document (except for the gross negligence or willful misconduct of such Person or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Parent, the Borrower or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Notes or any other Loan Document or for any failure of the Parent, the Borrower or any other Loan Party to perform its obligations hereunder or thereunder. Neither the Administrative Agent nor any Other Representative shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Parent, the Borrower or any other Loan Party. Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or given to the Administrative Agent for the account of or with copies for the Lenders, the Administrative Agent and the Other Representatives shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Parent, the Borrower or any other Loan Party which may come into the possession of the Administrative Agent and the Other Representatives or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates.

         10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Parent and the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified as between itself and the

Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 12.1 as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Notes and the other Loan Documents in accordance with a request of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 12.1, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

         10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action reasonably promptly with respect to such Default or Event of Default as shall be directed by the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 12.1; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

         10.6 Acknowledgements and Representations by Lenders. Each Lender expressly acknowledges that none of the Administrative Agent or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any Other Representative hereafter taken, including any review of the affairs of the Parent, the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Other Representative to any Lender. Each Lender represents to the Administrative Agent, the Other Representatives and each of the Loan Parties that, independently and without reliance upon the Administrative Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each of the Parent, the Borrower and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking action under this Agreement and the other Loan Documents. Each Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for its account and for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender acknowledges and agrees to comply with the provisions of subsection 12.6 applicable to the Lenders hereunder.

         10.7 Indemnification. The Lenders agree to indemnify the Administrative Agent and the Other Representatives in their capacities as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower or any of the other Loan Parties to do so), ratably according to their respective Total Credit Percentages in effect on the date on which indemnification is sought under this subsection (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Total Credit Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or any Other Representative in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or any Other Representative under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from (i) the Administrative Agent's or any Other Representative's gross negligence or willful misconduct or (ii) claims made or legal proceedings commenced against the Administrative Agent or any Other Representative by any securityholder or creditor thereof arising out of and based upon rights afforded any such securityholder or creditor solely in its capacity as such. The obligations to indemnify the Issuing Lender and Swing Line Lender shall be ratable among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments (or, if the Revolving Credit Commitments have been terminated, the outstanding principal amount of their respective Revolving Credit Loans and L/C Obligations and their respective participating interests in the outstanding Letters of Credit and shall be payable only by the Revolving Credit Lenders). The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

         10.8 Administrative Agent and Other Representatives in Their Individual Capacity. The Administrative Agent, the Other Representatives and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Parent, the Borrower or any other Loan Party as though the Administrative Agent and the Other Representatives were not the Administrative Agent and the Other Representatives hereunder and under the other Loan Documents. With respect to Loans made or renewed by them and any Note issued to them and with respect to any Letter of Credit issued or participated in by them, the Administrative Agent and the Other Representatives shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though they were not the Administrative Agent or an Other Representative, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

         10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent (which shall be a bank) for the Lenders, which successor agent shall be approved by the Borrower (such approval not to be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

         10.10 Swing Line Lender. The provisions of this Section 10 shall apply to the Swing Line Lender in its capacity as such to the same extent that such provisions apply to the Administrative Agent.


                              SECTION 11. GUARANTEE

         11.1 Guarantee. In order to induce the Lenders, the Issuing Bank, the Swing Line Lender and the Agents to execute and deliver this Agreement and to make the Extensions of Credit hereunder, and in consideration thereof:

         (a) The Parent hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Lenders, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations. The Parent further agrees to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent or by the Lenders in enforcing, or obtaining advice of counsel in respect of, any of their rights under this Section 11. This guarantee shall remain in full force and effect until the Commitments have terminated, no L/C Obligations are outstanding and all amounts owing under this Agreement have been paid in full, notwithstanding that from time to time prior thereto the Borrower may be free from any Obligations.

         (b) The Parent agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability under this Section 11, it will notify the Administrative Agent or such Lender in writing that such payment is made under this Section 11 for such purpose. No payment or payments made by the Borrower or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Parent hereunder which shall remain obligated hereunder, notwithstanding any such payment or payments (other than payments made by or received or collected from the Parent in respect of the Obligations) until the date upon which all amounts owing under this Agreement have been paid in full.

         11.2 Right of Set-Off. Upon the occurrence and continuance of any Event of Default, the Administrative Agent and each Lender are hereby irrevocably authorized by the Parent at any time and from time to time without notice to the Parent, any such notice being hereby waived by the Parent, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of the Parent, or any part thereof in such amounts as the Administrative Agent or such Lender may elect, on account of the liabilities of the Parent hereunder and claims of every nature and description of the Administrative Agent or such Lender against the Parent, in any currency, whether arising hereunder or any other Loan Document or otherwise, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or such Lender has made any demand for payment and although such liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify the Parent promptly of any such set-off made by it and the application made by it of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this subsection are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

         11.3 No Subrogation. Notwithstanding any payment or payments made by the Parent hereunder, or any set-off or application of funds of the Parent by the Administrative Agent or any Lender, the Parent shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall the Parent seek or be entitled to seek any contribution or reimbursement from the Borrower in respect of payments made by the Parent hereunder, until the Commitments have terminated, no L/C Obligations are outstanding and all amounts owing to the Administrative Agent and the Lenders by the Borrower have been paid in full. If any amount shall be paid to the Parent on account of such subrogation rights at any time when the Commitments have not terminated, any L/C Obligations are outstanding or all amounts owing hereunder shall not have been paid in full, such amount shall be held by the Parent in trust for the Administrative Agent and the Lenders, segregated from other funds of the Parent, and shall, forthwith upon receipt by the Parent, be turned over to the Administrative Agent in the exact form received by the Parent (duly indorsed by the Parent to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

         11.4 Amendments, etc. The Parent shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Parent, and without notice to or further assent by the Parent, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement, any other Loan Document and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Required Lenders or the Lenders, as the case may be, may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or pursuant to this Section 11 or any property subject thereto.

         11.5 Guarantee Absolute and Unconditional. The Parent waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantees contained in this Section 11 or acceptance of the guarantee provisions of this Section 11; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon the guarantees contained in this Section 11; and all dealings between the Borrower or the Parent, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantees contained in this Section 11. The Parent waives (to the extent permitted by law) diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or the Parent with respect to the Obligations. The guarantees contained in this
Section 11 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement, any other Loan Document or any of the documents executed in connection therewith, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or the Parent) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of the Parent under the guarantees contained in this Section 11, in bankruptcy or in any other instance. When the Administrative Agent or any Lender is pursuing its rights and remedies hereunder against the Parent, the Administrative Agent or any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Parent of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the Lenders against the Parent.

         11.6 Reinstatement. Each of the guarantees contained in this Section 11 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

         11.7 Payments. The Parent hereby agrees that the amounts payable by the Parent hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the office of the Administrative Agent specified in subsection 12.2 or at such other office as the Administrative Agent shall designate in writing to the Parent.


                            SECTION 12. MISCELLANEOUS

         12.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party's request, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

         (i) reduce the amount or extend the scheduled date of maturity of any Loan or any Reimbursement Obligation or of any scheduled installment thereof or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Revolving Credit Commitment, in each case without the consent of each Lender directly affected thereby;

         (ii) amend, modify or waive any provision of this subsection 12.1 or reduce the percentage specified in the definition of Required Lenders, in each case without the written consent of all the Lenders;

         (iii) release any Guarantee or the Guarantee Obligations of the Parent under this Agreement or, in the aggregate (in a single transaction or a series of related transactions), substantially all of the Collateral without the consent of all the Lenders, except as expressly permitted hereby or by any Guarantee or Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

         (iv) amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent and of any Other Representative affected thereby;

         (v) amend, modify or waive the provisions of any Letter of Credit or any L/C Obligation without the written consent of the Issuing Lender and each affected L/C Participant; or

         (vi) amend, modify or waive any provision of this Agreement regarding the allocation of prepayment amounts among the Term Loans or the Delayed Draw Term Loans or the application of such prepayment amounts to the respective installments of principal under the respective Term Loans or Delayed Draw Term Loans without the written consent of the Term Loan Lenders the Term Loan Commitment Percentages of which aggregate more than 50% or of the Delayed Draw Term Loan Lenders the Delayed Draw Term Loan Commitment Percentages of which aggregate more than 50%, respectively; or

         (vii) subject to clause (i) of this subsection 12.1 as it relates to reducing the amount or extending the scheduled date of maturity of any Loan or any installment thereof, amend, modify or waive any provision of subsection 2.6 or subsection 2.7 or of subsection 2.9 or subsection
         2.10 without the written consent of the Term Loan Lenders the Term Loan Commitment Percentages of which aggregate more than 50% or of the Delayed Draw Term Loan Lenders the Delayed Draw Term Loan Commitment Percentages of which aggregate more than 50%, respectively; or

         (viii) amend, modify or waive any provision of subsection 2.1, 2.2, 2.3 or 2.4 or, subject to paragraph (i) of this subsection 12.1 as it relates to reducing the amount or extending the scheduled date of maturity of any Reimbursement Obligation, Section 3 without the written consent of the Revolving Credit Lenders the Revolving Credit Commitment Percentages of which aggregate more than 50%; or

         (ix) amend, modify or waive any provision of the Swing Line Note (if any) or subsection 2.5 without the written consent of the Swing Line Lender and each other Lender, if any, which holds, or is required to purchase, a participation in any Swing Line Loan pursuant to subsection 2.5(d).

Any waiver and any amendment, supplement or modification pursuant to this subsection 12.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, each of the

Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

         12.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Parent, the Borrower and the Administrative Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

         The Parent:            Global Decisions Group LLC
                                c/o McCarthy, Crisanti & Maffei, Inc.
                                590 Madison Avenue, 18th Floor
                                New York, New York  10022
                                Attention:  Peter Derow
                                Telecopy:  (212) 835-1399

         The Borrower:          McCarthy, Crisanti & Maffei, Inc.
                                One Chase Manhattan Plaza
                                New York, New York  10005
                                Attention:  David Nixon
                                Telecopy:  (212) 908-4345

         with a copy to:        Debevoise & Plimpton
                                875 Third Avenue
                                New York, New York  10022
                                Attention: Steve Gross, Esq.
                                Telecopy: (212) 909-6386

         The Administrative     The Chase Manhattan Bank
           Agent, Swing Line    270 Park Avenue
           Lender and Issuing   New York, New York  10017
           Lender               Attention:  William J. Caggiano
                                Telecopy:  (212) 972-0009

         with a copy to:        Loan & Agency Services Group
                                One Chase Manhattan Plaza
                                New York, New York  10081
                                Attention: Margaret Swales
                                Telecopy: (212) 552-5662

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.3, 2.4, 2.8, 2.11, 3.2, 4.2, 4.4 or 4.8 shall not be effective until received.

         12.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         12.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

         12.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Other Representatives for all their reasonable out-of-pocket costs and expenses incurred in connection with the preparation, execution, delivery and administration of, and any amendment, supplement, waiver or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions (including the syndication of the Revolving Credit Commitments, Term Loans and Delayed Draw Term Loans (including the reasonable expenses of the Administrative Agent's due diligence investigation) and the monitoring of the Collateral) contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of one firm of counsel to the Administrative Agent and the Other Representatives, (b) to pay or reimburse each Lender, each Other Representative and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, the Other Representatives and the several Lenders, and any reasonable Environmental Costs incurred by any of them arising out of or in any way relating to any Loan Party or any property in which any Loan Party has had any interest at any time, (c) to pay, and indemnify and hold harmless each Lender, the Administrative Agent and the Other Representatives from and against, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, and indemnify and hold harmless each Lender, the Administrative Agent and the Other Representatives (and their respective directors, trustees, officers, employees, agents, successors and assigns) from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (whether or not caused by any such Person's own negligence (other than gross negligence) and including, without limitation, the reasonable fees and disbursements of counsel) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents (regardless of whether the Administrative Agent, any such Other Representative or any Lender is a party to the litigation or other proceeding giving rise thereto and regardless of whether any such litigation or other proceeding is brought by the Parent, the Borrower or any other Person), including, without limitation, any of the foregoing relating to the violation of, noncompliance with, or liability under, any Environmental Laws or any orders, requirements or demands of Governmental Authorities related thereto applicable to the operations of the Parent, the Borrower, any of their Subsidiaries or any of the facilities and properties owned, leased or operated by the Parent, the Borrower or any of their Subsidiaries (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided that the Borrower shall not have any obligation hereunder to the Administrative Agent, any such Other Representative or any Lender with respect to Environmental Costs or indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Administrative Agent, any Other Representative or any such Lender (or any of their respective directors, trustees, officers, employees, agents, successors and assigns) or (ii) claims made or legal proceedings commenced against the Administrative Agent, any Other Representative or any such Lender by any securityholder or creditor thereof arising out of and based upon rights afforded any such securityholder or creditor solely in its capacity as such. Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, the Borrower shall have no obligation under this subsection 12.5 to the Administrative Agent, any Other Representative or any Lender with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

         12.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of each of the Loan Parties party hereto, the Lenders, the Administrative Agent, the Other Representatives, all future holders of the Loans and their respective successors and assigns, except that none of the Loan Parties may, other than in accordance with subsection 8.5, assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

         (b) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Revolving Credit Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan (and any Note evidencing such Loan) for all purposes under this Agreement and the other Loan Documents and the Loan Parties and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents, and such Lender shall be solely responsible for any withholding taxes or any filing or reporting requirements relating to such Participant. Any agreement pursuant to which any Lender shall sell any such participating interest shall provide that such Lender shall retain the sole right and responsibility to exercise such Lender's rights and enforce each of the Loan Parties' obligations hereunder, including the right to consent to any amendment, supplement, modification or waiver of any provision of this Agreement or any of the other Loan Documents, provided that such participation agreement may provide that such Lender would be required to obtain the consent of the Participant prior to consenting to any amendment, supplement, modification or waiver described in clauses (i) through (x) to which the affirmative vote of the Lender would be required. The Parent and the Borrower agree that each Lender shall be entitled to the benefits of subsections 4.9, 4.10, 4.11, 4.12 and 12.5 without regard to whether it has granted any participating interests, and that all amounts payable to a Lender under subsections 4.9, 4.10, 4.11 and 4.12 shall be determined as if such Lender had not granted any such participating interests.

         (c) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time and from time to time assign to any other Lender or any Affiliate of such assigning Lender or, with the prior written consent of the Administrative Agent and the

Borrower (which consent in each case shall not be unreasonably withheld), to an additional bank or financial institution (an "Assignee") all or any part of its rights and obligations under this Agreement and any Notes, including, without limitation, its Revolving Credit Commitment and Loans, pursuant to an Assignment and Acceptance, substantially in the form of Exhibit G, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (unless the Administrative Agent and the Borrower otherwise consent in writing) no such transfer to an Assignee (other than a Lender or any Affiliate or to an Approved Fund of the assigning Lender) shall be (i) in an aggregate principal amount not less than $5,000,000 in the aggregate (or, if less, the full amount of such assigning Lender's Term Loans, Delayed Draw Term Loans, if any, Revolving Credit Loans and Revolving Credit Commitment) and (ii) if a partial assignment, after giving effect to such partial assignment, the assigning Lender shall have remaining Loans and Commitments aggregating at least $5,000,000. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Revolving Credit Commitment, the Term Loans and the Delayed Draw Term Loans, as set forth therein, and (y) the assigning Lender thereunder shall be released from its obligations under this Agreement to the extent that such obligations shall have been expressly assumed by the Assignee pursuant to such Assignment and Acceptance (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but shall nevertheless continue to be entitled to the benefits of subsections 4.10, 4.11, 4.12 and 12.5). Notwithstanding the foregoing, no Assignee, which as of the date of any assignment to it pursuant to this subsection 12.6(c) would be entitled to receive any greater payment under subsection 4.10 or 4.11 than the assigning Lender would have been entitled to receive as of such date under such subsections with respect to the rights assigned, shall be entitled to receive such payments unless the Borrower has expressly consented in writing to waive the benefit of this provision at the time of the assignment. For the purposes of this Section, "Approved Fund" means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

         (d) The Administrative Agent, on behalf of the Borrower, shall maintain at its address referred to in subsection 12.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment of, and the principal amount of the Loans owing to, and any Notes evidencing such Loans owned by, each Lender from time to time. Notwithstanding anything in this Agreement to the contrary, each of the Parent, the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of any Loan, any Notes and the Revolving Credit Commitments recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

         (e) Notwithstanding anything in this Agreement to the contrary, no assignment under subsection 12.6(c) of any rights or obligations under or in respect of the Loans or the Notes evidencing such Loans shall be effective unless and until the Administrative Agent shall have recorded the assignment pursuant to subsection 12.6(d). Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate of the assigning Lender, by the Administrative

Agent and if no Default or Event of Default has occurred and is continuing, the Borrower), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (which fee need not be paid in the case of any assignment to an Affiliate of the assigning Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give prompt notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned, and the Borrower, at its own expense, shall, upon the request to the Administrative Agent by the assigning Lender or the Assignee, as applicable, execute and deliver to the Administrative Agent (in exchange for the outstanding Notes of the assigning Lender) a new Revolving Credit Note and/or Term Note and/or Delayed Draw Term Note and/or Swing Line Note, as the case may be, to the order of such Assignee in an amount equal to (i) in the case of a Revolving Credit Note, the lesser of (A) the amount of such Assignee's Revolving Credit Commitment and (B) the aggregate principal amount of all Revolving Credit Loans made by such Assignee and (ii) in the case of a Term Note or Delayed Draw Term Note, the amount of such Assignee's Term Loans or Delayed Draw Term Loans, as the case may be, in each case with respect to the relevant Loan or Revolving Credit Commitment after giving effect to such Assignment and Acceptance and, if the assigning Lender has retained a Revolving Credit Commitment or Term Loan or Delayed Draw Term Loan hereunder, a new Revolving Credit Note and/or Term Note and/or Delayed Draw Term Note and/or Swing Line Note, as the case may be, to the order of the assigning Lender in an amount equal to (i) in the case of a Revolving Credit Note, the lesser of (A) the amount of such Lender's Revolving Credit Commitment and (B) the aggregate principal amount of all Revolving Credit Loans made by such Lender and (ii) in the case of a Term Note or Delayed Draw Term Note the amount of such Lender's Term Loans or Delayed Draw Term Loans, as the case may be, and (iii) in the case of a Swing Line Note, the lesser of (A) the Swing Line Commitment and (B) the aggregate principal amount of all Swing Line Loans made by such Lender, in each case with respect to the relevant Loan, Swing Line Commitment, Revolving Credit Commitment, Term Loan Commitment or Delayed Draw Term Loan Commitment after giving effect to such Assignment and Acceptance. Any such new Notes shall be dated the Effective Date and shall otherwise be in the form of the Note replaced thereby. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked "cancelled".

         (f) The Parent and the Borrower authorize each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee, subject to the provisions of subsection 12.15, any and all information in such Lender's possession concerning the Parent and the Borrower and their Affiliates which has been delivered to such Lender by or on behalf of the Parent and the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Parent and the Borrower in connection with such Lender's credit evaluation of each of the Borrower and its Affiliates prior to becoming a party to this Agreement. No assignment or participation made or purported to be made to any Transferee shall be effective without the prior written consent of the Borrower if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Transferee to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

         (g) Nothing herein shall prohibit any Lender from pledging or assigning any Loan or any Note to any Federal Reserve Bank in accordance with applicable law.

         12.7 Adjustments; Set-off. (a) If any Lender (a "benefitted Lender") shall at any time receive any payment of all or part of its Revolving Credit Loans, Term Loans, Delayed Draw Term Loans or Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise (except pursuant to subsection 4.4, 4.13(d) or 12.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Revolving Credit Loans, Term Loans, Delayed Draw Term Loans or Reimbursement Obligations, as the case may be, owing to it, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender's Revolving Credit Loans, Term Loans, Delayed Draw Term Loans or Reimbursement Obligations, as the case may be, owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

         (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by such Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under Section 9(a) to set-off and appropriate and apply against any amount then due and payable under
Section 9(a) any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify such Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

         12.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower and the Administrative Agent.

         12.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         12.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

         12.11 GOVERNING LAW. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES

SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

         12.12 Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

         (i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

         (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

         (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Parent, the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in subsection 12.2 or at such other address of which the Administrative Agent, any such Lender and the Parent or the Borrower shall have been notified pursuant thereto;

         (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

         (v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any punitive damages.

         12.13 Acknowledgements. Each of the Parent and the Borrower hereby acknowledges that:

         (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

         (b) neither the Administrative Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to the Parent or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Parent and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

         (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among the Parent or the Borrower and the Lenders.

         12.14 WAIVER OF JURY TRIAL. THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

         12.15 Confidentiality. The Administrative Agent and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of the Parent, the Borrower or any of their Subsidiaries pursuant to or in connection with this Agreement or (b) obtained by such Lender based on a review of the books and records of the Parent, the Borrower or any of their Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to the Administrative Agent or any other Lender, (ii) to any Transferee or prospective Transferee or to any direct or indirect contractual counterparties in swap agreements or such contractual counterparties' professional advisors which agrees to comply with the provisions of this subsection, (iii) to its affiliates and the employees, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Lender shall inform each such Person of the agreement under this subsection 12.15 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this subsection 12.15), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that such Lender shall, unless prohibited by any Requirement of Law, notify the Parent or the Borrower, as applicable, of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder,
(vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners (to the extent applicable), (viii) in connection with any litigation to which such Lender may be a party, subject to the proviso in clause (iv), and (ix) if, prior to such information having been so provided or obtained, such information was already in the Administrative Agent's or a Lender's possession on a nonconfidential basis without a duty of confidentiality to the Parent or the Borrower being violated.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                                   McCARTHY, CRISANTI & MAFFEI, INC.


                                   By:      _________________________
                                            Name:
                                            Title:


                                   GLOBAL DECISIONS GROUP, LLC,
                                   as Guarantor


                                   By:      _________________________
                                            Name:
                                            Title:


                                   THE CHASE MANHATTAN BANK, as
                                   Administrative Agent, Swing Line Lender,
                                   Issuing Lender and a Lender


                                   By:      _________________________
                                            Name:
                                            Title:


                                   BANK OF AMERICA NATIONAL TRUST
                                   AND SAVINGS ASSOCIATION,
                                   as Documentation Agent and a Lender


                                   By:      _________________________
                                            Name:
                                            Title:

                                                                      Schedule I

                            Commitments and Addresses

I.       Commitments:

                              Delayed Draw
                 Term Loan    Term Loan      Revolving Credit
Lender           Commitment   Commitment        Commitment
------           ----------   ------------   ----------------
The Chase
Manhattan Bank   $ 7,500,000  $ 5,000,000       $2,500,000

Bank of America
National Trust
and Savings
Association      $ 7,500,000  $ 5,000,000       $2,500,000
                 -----------  -----------       ----------
                 $15,000,000  $10,000,000       $5,000,000


II.      Addresses:




Bank of America National Trust and Savings Association
335 Madison Avenue, 6th Floor
New York, New York 10017
Attention:  Daniel Rencricca
Telecopy:   212-503-7502

                                                                     Schedule II

                          Applicable Margin Step-Downs

  Step-Downs for Revolving Credit Loans, Term Loans and Delayed Draw Term Loans

=================================================================================================
   Leverage                                                    Eurodollar             ABR
    Ratio                                                   Applicable Margin   Applicable Margin
-------------------------------------------------------------------------------------------------
 greater than 1.5x                                               1.50%                0.50%
-------------------------------------------------------------------------------------------------
 less than or equal to 1.5x greater than or equal to 1.0x        1.25%                0.25%
-------------------------------------------------------------------------------------------------
 less than 1.0x                                                  1.00%                0.00%
=================================================================================================

                                                                  EXECUTION COPY







                                CREDIT AGREEMENT


                                      among


                       McCARTHY, CRISANTI & MAFFEI, INC.,
                                  as Borrower,


                           GLOBAL DECISIONS GROUP LLC,
                                  as Guarantor,


              THE SEVERAL LENDERS FROM TIME TO TIME PARTIES HERETO,


                         BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION,
                             as Documentation Agent,


                                       and


                            THE CHASE MANHATTAN BANK,
                             as Administrative Agent


                          Dated as of February 12, 1998





            CHASE SECURITIES INC. and BANCAMERICA ROBERTSON STEPHENS,
                                  as Arrangers

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
             SECTION 1.  DEFINITIONS............................................................................   2
                  1.1    Defined Terms..........................................................................   2
                  1.2    Other Definitional Provisions..........................................................  21

             SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS........................................................  22
                  2.1    Revolving Credit Commitments...........................................................  22
                  2.2    Revolving Credit Notes.................................................................  22
                  2.3    Procedure for Revolving Credit Borrowing...............................................  22
                  2.4    Termination or Reduction of Revolving Credit Commitments...............................  23
                  2.5    Swing Line Commitment..................................................................  23
                  2.6    Term Loans.............................................................................  25
                  2.7    Term Notes.............................................................................  25
                  2.8    Procedure for Term Loan Borrowing......................................................  26
                  2.9    Delayed Draw Term Loans................................................................  27
                  2.10   Delayed Draw Term Notes................................................................  27
                  2.11   Procedure for Delayed Draw Term Loan Borrowing.........................................  28
                  2.12   Repayment of Loans.....................................................................  28

             SECTION 3.  LETTERS OF CREDIT......................................................................  29
                  3.1    L/C Commitment.........................................................................  29
                  3.2    Procedure for Issuance of Letters of Credit............................................  30
                  3.3    Fees, Commissions and Other Charges....................................................  30
                  3.4    L/C Participations.....................................................................  31
                  3.5    Reimbursement Obligation of the Borrower...............................................  32
                  3.6    Obligations Absolute...................................................................  32
                  3.7    Letter of Credit Payments..............................................................  33
                  3.8    Application............................................................................  33

             SECTION 4.  GENERAL PROVISIONS APPLICABLE
                         TO LOANS AND LETTERS OF CREDIT.........................................................  33
                  4.1    Interest Rates and Payment Dates.......................................................  33
                  4.2    Conversion and Continuation Options....................................................  34
                  4.3    Minimum Amounts of Sets................................................................  34
                  4.4    Optional and Mandatory Prepayments and Commitment Reductions...........................  35
                  4.5    Commitment Fees........................................................................  37
                  4.6    Computation of Interest and Fees.......................................................  37
                  4.7    Inability to Determine Interest Rate...................................................  38
                  4.8    Pro Rata Treatment and Payments........................................................  38
                  4.9    Illegality.............................................................................  39
                  4.10   Requirements of Law....................................................................  40
                  4.11   Taxes..................................................................................  42
                  4.12   Indemnity..............................................................................  44
                  4.13   Certain Rules Relating to the Payment of Additional Amounts............................  44

             SECTION 5.  REPRESENTATIONS AND WARRANTIES.........................................................  46
                  5.1    Financial Condition....................................................................  46
                  5.2    No Change; Solvent.....................................................................  47

                                                                                                                Page
                                                                                                                ----
                  5.3    Corporate/Limited Liability Company Existence; Compliance with Law.....................  47
                  5.4    Corporate/Limited Liability Company Power; Authorization; Enforceable
                         Obligations............................................................................  48
                  5.5    No Legal Bar...........................................................................  48
                  5.6    No Material Litigation.................................................................  49
                  5.7    No Default.............................................................................  49
                  5.8    Ownership of Property; Liens...........................................................  49
                  5.9    Intellectual Property..................................................................  49
                  5.10   Computer Systems.......................................................................  49
                  5.11   No Burdensome Restrictions.............................................................  49
                  5.12   Taxes..................................................................................  49
                  5.13   Federal Regulations....................................................................  50
                  5.14   ERISA..................................................................................  50
                  5.15   Collateral.............................................................................  50
                  5.16   Investment Company Act; Other Regulations..............................................  51
                  5.17   Subsidiaries...........................................................................  52
                  5.18   Purpose of Loans.......................................................................  52
                  5.19   CERA Intercompany Loans................................................................  52
                  5.20   Environmental Matters..................................................................  52
                  5.21   No Material Misstatements..............................................................  53
                  5.22   Delivery of the Transaction Documents..................................................  53
                  5.23   Representations and Warranties Contained in the Transaction Documents..................  53

             SECTION 6.  CONDITIONS PRECEDENT...................................................................  54
                  6.1    Conditions to Initial Extension of Credit..............................................  54
                  6.2    Conditions to Each Other Extension of Credit...........................................  58

             SECTION 7.  AFFIRMATIVE COVENANTS..................................................................  58
                  7.1    Financial Statements...................................................................  58
                  7.2    Certificates; Other Information........................................................  59
                  7.3    Payment of Obligations.................................................................  60
                  7.4    Conduct of Business and Maintenance of Existence.......................................  60
                  7.5    Maintenance of Property; Insurance.....................................................  61
                  7.6    Inspection of Property; Books and Records; Discussions.................................  61
                  7.7    Notices................................................................................  61
                  7.8    Environmental Laws.....................................................................  63
                  7.9    After-Acquired Real Property and Fixtures..............................................  63

             SECTION 8.  NEGATIVE COVENANTS.....................................................................  64
                  8.1    Financial Condition Covenants..........................................................  64
                  8.2    Limitation on Indebtedness.............................................................  66
                  8.3    Limitation on Liens....................................................................  67
                  8.4    Limitation on Guarantee Obligations....................................................  69
                  8.5    Limitation on Fundamental Changes......................................................  70
                  8.6    Limitation on Sale of Assets...........................................................  71
                  8.7    Limitation on Restricted Payments......................................................  71
                  8.8    Limitation on Capital Expenditures.....................................................  72
                  8.9    Limitation on Investments, Loans and Advances..........................................  73
                  8.10   Limitation on Transactions with Affiliates.............................................  74

                                                                                                                Page
                                                                                                                ----
                  8.11   Limitation on Changes in Fiscal Year...................................................  75
                  8.12   Limitation on Negative Pledge Clauses..................................................  76
                  8.13   Limitation on Lines of Business; Creation of Subsidiaries..............................  76
                  8.14   Limitations on Currency and Commodity Hedging Transactions.............................  77
                  8.15   Limitation on Modification of CERA Notes...............................................  77
                  8.16   Limitation on Licensing................................................................  77

             SECTION 9.  EVENTS OF DEFAULT......................................................................  77

             SECTION 10. THE ADMINISTRATIVE AGENT AND THE OTHER
                         REPRESENTATIVES........................................................................  81
                  10.1   Appointment............................................................................  81
                  10.2   Delegation of Duties...................................................................  81
                  10.3   Exculpatory Provisions.................................................................  81
                  10.4   Reliance by Administrative Agent.......................................................  82
                  10.5   Notice of Default......................................................................  82
                  10.6   Acknowledgements and Representations by Lenders........................................  82
                  10.7   Indemnification........................................................................  83
                  10.8   Administrative Agent and Other Representatives in Their Individual
                         Capacity...............................................................................  84
                  10.9   Successor Administrative Agent.........................................................  84
                  10.10  Swing Line Lender......................................................................  84

             SECTION 11. GUARANTEE..............................................................................  84
                  11.1   Guarantee..............................................................................  84
                  11.2   Right of Set-Off.......................................................................  85
                  11.3   No Subrogation.........................................................................  85
                  11.4   Amendments, etc........................................................................  86
                  11.5   Guarantee Absolute and Unconditional...................................................  86
                  11.6   Reinstatement..........................................................................  87
                  11.7   Payments...............................................................................  87

             SECTION 12. MISCELLANEOUS..........................................................................  87
                  12.1   Amendments and Waivers.................................................................  87
                  12.2   Notices................................................................................  89
                  12.3   No Waiver; Cumulative Remedies.........................................................  90
                  12.4   Survival of Representations and Warranties.............................................  90
                  12.5   Payment of Expenses and Taxes..........................................................  90
                  12.6   Successors and Assigns; Participations and Assignments.................................  91
                  12.7   Adjustments; Set-off...................................................................  94
                  12.8   Counterparts...........................................................................  95
                  12.9   Severability...........................................................................  95
                  12.10  Integration............................................................................  95
                  12.11  GOVERNING LAW..........................................................................  96
                  12.12  Submission To Jurisdiction; Waivers....................................................  96
                  12.13  Acknowledgements.......................................................................  96
                  12.14  WAIVER OF JURY TRIAL...................................................................  97
                  12.15  Confidentiality........................................................................  97

     SCHEDULES

         I                 Commitments and Addresses
         II                Applicable Margin Step-Downs
         5.4               Consents Required
         5.9               Intellectual Property Claims
         5.15              Filing Jurisdictions and Lien Searches
         5.17              Subsidiaries
         8.2(f)            Permitted Indebtedness
         8.3(j)            Permitted Liens
         8.4(a)            Permitted Guarantee Obligations
         8.9(c)            Permitted Investments
         8.10              Permitted Transactions with Affiliates

     EXHIBITS

         A-1               Form of Revolving Credit Note
         A-2               Form of Term Note
         A-3               Form of Delayed Draw Term Note
         A-4               Form of Swing Line Note
         B                 Form of Guarantee and Collateral Agreement
         C                 Form of Trademark Security Agreement
         D                 Form of CERA Notes
         E                 Form of Opinion of Debevoise & Plimpton
         F                 Form of U.S. Tax Compliance Certificate
         G                 Form of Assignment and Acceptance
         H                 Form of Borrowing Certificate